Exhibit 10.37

EXECUTION

SECOND AMENDMENT TO FINANCING AGREEMENT

This SECOND AMENDMENT TO FINANCING AGREEMENT, dated as of January 29, 2019 (this “Amendment”), is entered into by and among Cherokee Inc., a Delaware corporation(the “Parent” and the “U.S. Borrower”), Irene Acquisition Company B.V., a private company withlimited liability incorporated under the laws of the Netherlands, having its statutory seat (statutairezetel) in Amsterdam, the Netherlands and registered with the Dutch trade register under number 67160921 (the “Dutch Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), each Guarantor party hereto, the Lenders party hereto which constitute all of the Lenders party to the Financing Agreement as of the date hereof, Gordon Brothers Finance Company, a Delaware corporation (“GBFC”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and GBFC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

W I T N E S S E T H:

WHEREAS, the Parent, the Borrowers, the Guarantors, the lenders from time to time party thereto (collectively, the “Lenders” and each individually, a “Lender”) and the Agents are parties to that certain Financing Agreement, dated as of August 3, 2018 (as amended by that certain First Amendment to Financing Agreement, dated as of December 28, 2018 and as further amended, modified or otherwise supplemented from time to time prior to the date hereof, the “Financing Agreement”), pursuant to which the Lenders, subject to the terms and conditions contained therein, agreed to provide (i) a term loan in the aggregate principal amount of $5,000,000 to the U.S. Borrower and (ii) a term loan in the aggregate principal amount of $35,000,000 to the Dutch Borrower;

WHEREAS, the Borrowers have requested that (i) certain Lenders provide (a) an additional term loan in the aggregate principal amount of $750,000 to the U.S. Borrower and (ii) an additional term loan in the aggregate principal amount of $4,500,000 to the Dutch Borrower; and (ii) the Agents and the Lenders effect certain other amendments to the Financing Agreement, in each case, as more specifically set forth herein; and

WHEREAS, the Agents and the Lenders are willing, as applicable, to extend such additional term loans and effect such other amendments to the Financing Agreement, in each case, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1.Defined Terms. Except as otherwise defined in this Amendment, capitalized terms used herein that are not otherwise defined shall have the meanings given to those terms in theFinancing Agreement (as amended hereby).

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2.Amendment to Financing Agreement. Subject to the satisfaction of the conditions precedent specified in Section 4 below, the Financing Agreement is hereby amended as follows:

(a)The Financing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: stricken text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Financing Agreement attached hereto as Annex I.

(b)The following Exhibits to the Financing Agreement are hereby deleted in their entirety and replaced with the corresponding Exhibits attached hereto as Annex II, Annex III and Annex IV, respectively: (i) Exhibit B (Form of Assignment and Acceptance); (ii) Exhibit D (Form of Borrowing Base Certificate); and (iii) Exhibit E (Form of Compliance Certificate).

(c)The following Schedules to the Financing Agreement are hereby deleted in their entirety and replaced with the corresponding Schedules attached hereto as Annex V: (i) Schedule 1.01(A) (Lenders and Lenders’ Commitments) and (ii) Schedule 6.01(e) (Capitalization; Subsidiaries).

3.Representations and Warranties. Each Loan Party each hereby represents and warrants that:

(a)immediately before and after giving effect to this Amendment, no Defaultor Event of Default has occurred and is continuing;

(b)the execution, delivery and performance by each Loan Party of this Amendment (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, and (iii) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except (solely for the purposes of subclause (iii)), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect;

(c)no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment;

(d)this Amendment has been duly executed and delivered by each Loan Party and this Amendment constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

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(e)after giving effect to this Amendment, all representations and warranties contained in the Financing Agreement and each other Loan Document are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on and as of the date hereof.

4.Conditions to Effectiveness. This Amendment shall not be effective until each of the conditions precedent set forth in Section 5.03 of the Financing Agreement (as amended hereby) have been satisfied.

5.Effect on Loan Documents; Ratification and Reaffirmation. The Financing Agreement and the other Loan Documents, after giving effect to this Amendment, shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate as a waiver of any right, power, or remedy of the Agents or any other Secured Party under the Financing Agreement or any other Loan Document. Each Loan Party party hereto hereby ratifies and confirms in all respects all of its obligations under the Loan Documents to which it is a party and each Loan Party party hereto hereby ratifies and confirms in all respects any prior grant of a security interest under the Loan Documents to which it is party and acknowledges that all of such security interests, and all collateral heretofore pledged as security for such indebtedness, continues to be and remains collateral for such indebtedness from and after the date hereof. Each Loan Party further acknowledges and agrees that none of the Loan Parties have any defense (whether legal or equitable), set-off or counterclaim to the payment or performance of the Obligations in accordance with the terms of the Loan Documents.

6.Internal Revenue Code Amendments. Each party hereto hereby agrees that if the Internal Revenue Code is amended in a manner that enables any direct or indirect Subsidiary of a U.S. Loan Party that is a CFC or a direct or indirect Subsidiary of a CFC (any such Subsidiary, an “Applicable Subsidiary”) to guarantee the U.S. Obligations without causing a material adverse tax consequence to the Parent and its Subsidiaries (as mutually determined by the Agents and the Borrowers, all such persons acting in their respective commercially reasonable business judgment), then the Loan Parties, the Agents, and the Lenders will negotiate in good faith (i) amendments to the Loan Documents so that (a) such Applicable Subsidiary guarantees the U.S. Obligations and grants a first-priority perfected Lien in favor of the Collateral Agent (for the benefit of the Secured Parties) on the Collateral of such Applicable Subsidiary to secure the U.S. Obligations and (b) any U.S. Loan Party which directly owns the Equity Interests of such Applicable Subsidiary pledges one hundred percent (100%) of the Equity Interests of such Applicable Subsidiary and (ii) such other amendments to the Loan Documents as are necessary to, or reasonably related to, effectuate the foregoing.

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7.Release. Each Loan Party hereby releases and forever discharges the Agents, the Lenders and each of their parents, subsidiaries and affiliates, past or present, and each of them, as well as each of Agents’ and Lenders’ directors, officers, agents, servants, employees, shareholders, representatives, attorneys, administrators, executors, heirs, assigns, predecessors and successors in interest, and all other persons, firms or corporations with whom any of the former have been, are now, or may hereafter be affiliated, and each of them (collectively, the “Releasees”), from and against any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action in law or equity, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, fixed or contingent, suspected or unsuspected by any Loan Party, and whether concealed or hidden (collectively, “Claims”), which any Loan Party now owns or holds or has at any time heretofore owned or held, which are based upon or arise out of or in connection with any matter, cause or thing existing at any time prior to the date hereof or anything done, omitted or suffered to be done or omitted at any time prior to the date hereof in connection with the Financing Agreement, the other Loan Documents or this Amendment (collectively the “Released Matters”). Each Loan Party represents, warrants and agrees that in executing and entering into this release, they are not relying and have not relied upon any representation, promise or statement made by anyone which is not recited, contained or embodied in this Amendment or the Loan Documents. Each Loan Party has reviewed this release with the Loan Parties’ legal counsel, and understands and acknowledges the significance and consequence of this release and of the specific waiver thereof contained herein. Each Loan Party understands and expressly assumes the risk that any fact not recited, contained or embodied therein may turn out hereafter to be other than, different from, or contrary to the facts now known to any Loan Party or believed by any Loan Party to be true. Nevertheless, each Loan Party intends by this release to release fully, finally and forever all Released Matters and agrees that this release shall be effective in all respects notwithstanding any such difference in facts, and shall not be subject to termination, modification or rescission by reason of any such difference in facts.

8.No Novation; Entire Agreement. This Amendment evidences solely the amendment of certain specified terms and obligations of the Loan Parties under the Financing Agreement and is not a novation or discharge of any of the other obligations of the Loan Parties under the Financing Agreement. There are no other understandings, express or implied, among the Loan Parties, the Agents and the other Secured Parties regarding the subject matter hereof or thereof.

9.Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

10.Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.Headings. Headings and captions used in this Amendment are included for convenience of reference only and shall not be given any substantive effect.

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12.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telecopier or electronic mail also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

13.Construction. This Amendment is a Loan Document. This Amendment and the Financing Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Amendment shall supersede and control the terms, provisions and conditions of the Financing Agreement.

14.Miscellaneous. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

BORROWERS

CHEROKEE INC., as U.S. Borrower

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Chief Executive Officer

IRENE ACQUISITION COMPANY B.V., as Dutch Borrower

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Director A

By:
	Name:	Kimberly Doyle
	Title:	Director B

[Signature Page to Second Amendment]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

BORROWERS

CHEROKEE INC., as U.S. Borrower

By:
	Name:	Henry Stupp
	Title:	Chief Executive Officer

IRENE ACQUISTION COMPANY B.V., as Dutch Borrower

By:
	Name:	Henry Stupp
	Title:	Director A

By:	/s/ Kimberly Doyle
	Name:	Kimberly Doyle
	Title:	Director B

[Signature Page to Second Amendment]

GUARANTORS:

CHEROKEE INC.

By:	/s/ Henry Stupp
	Name:	Henry stupp
	Title:	Chief Executive Officer

SPELL C. LLC

By:	CHEROKEE INC., its sole member

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Chief Executive Officer

CHEROKEE BRANDS LLC

By:	CHEROKEE INC., is sole member

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Chief Executive Officer

HAWK 900 BRANDS LLC

By:	CHEROKEE INC., its sole member

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Chief Executive Officer

[Signature Page to Second Amendment]

EDCA LLC

By:	CHEROKEE INC., its sole member

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Chief Executive Officer

FFS HOLDINGS, LLC

By:	CHEROKEE INC., its sole member

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Chief Executive Officer

FLIP FLOP SHOES FRANCHISE COMPANY, LLC

By:	FFS HOLDINGS, LLC, its sole member

By:	CHEROKEE INC., its sole member

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Chief Executive Officer

[Signature Page to Second Amendment]

HI-TEC SPORTS INTERNATIONAL HOLDINGS B.V.

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Managing Director

HI-TEC SPORTS PLC

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Director

HI-TEC INTERNATIONAL HOLDINGS B.V.

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Managing Director

HI-TEC SPORTS UK LIMITED

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Director

HI-TEC NEDERLAND B.V.

By:	/s/ Henry Stupp
	Name:	Henry Stupp
	Title:	Managing Director

[Signature Page to Second Amendment]

COLLATERAL AGENT AND
ADMINISTRATIVE AGENT:

GORDON BROTHERS FINANCE COMPANY

By:	/s/ Felicia Galeota
	Name:	Felicia Galeota
	Title:	Vice president

LENDER:

GORDON BROTHERS FINANCE COMPANY, LLC

By:	/s/ Felicia Galeota
	Name:	Felicia Galeota
	Title:	Vice president

[Signature Page to Second Amendment]

LENDER:

GORDON BROTHERS BRANDS, LLC

By:	/s/ Ramez Toubassy
	Name:	Ramez Toubassy
	Title:	President

[Signature Page to Second Amendment]

Annex I

Amendments to Financing Agreement

[See attached]

Exhibit 10.37

FINANCING AGREEMENT

Dated as of August 3, 2018

by and among

Cherokee Inc.,
as U.S. Borrower,

Irene Acquisition Company B.V.,
as Dutch Borrower,

AND EACH SUBSIDIARY OF CHEROKEE INC.
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

GORDON BROTHERS FINANCE COMPANY,
as Collateral Agent,

and

GORDON BROTHERS FINANCE COMPANY,
as Administrative Agent

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS; CERTAIN TERMS	1
Section 1.01	Definitions1
Section 1.02	Terms Generally48
Section 1.03	Certain Matters of Construction49
Section 1.04	Accounting and Other Terms49
Section 1.05	Time References50
Section 1.06	Obligation to Make Payments in Dollars50
Section 1.07	Dutch Terms50
Section 1.08	Rounding51
Section 1.09	Rates51
ARTICLE II. THE LOANS	51
Section 2.01	Commitments51
Section 2.02	Making the Loans52
Section 2.03	Repayment of Loans; Evidence of Debt53
Section 2.04	Interest55
Section 2.05	Termination of Commitments; Prepayment of Loans56
Section 2.06	Fees60
Section 2.07	Reserves60
Section 2.08	[Reserved.]60
Section 2.09	Taxes60
Section 2.10	Increased Costs and Reduced Return63
Section 2.11	Impracticability64
Section 2.12	Mitigation Obligations; Replacement of Lenders65
ARTICLE III. [INTENTIONALLY OMITTED]	66
ARTICLE IV. APPLICATION OF PAYMENTS; JOINT AND SEVERAL LIABILITY OF BORROWERS	66
Section 4.01	Payments; Computations and Statements66
Section 4.02	Sharing of Payments66
Section 4.03	Apportionment of Payments67
Section 4.04	[Reserved.]69
Section 4.05	Administrative Borrower; Joint and Several Liability69
ARTICLE V. CONDITIONS TO LOANS	70
Section 5.01	Conditions Precedent to Effectiveness70
Section 5.02	Conditions Subsequent to Effectiveness74
Section 5.03	Conditions Precedent to Tranche C Term Loans and Tranche D Term Loans76

- i -

ARTICLE VI. REPRESENTATIONS AND WARRANTIES	79
Section 6.01	Representations and Warranties79
ARTICLE VII. COVENANTS OF THE LOAN PARTIES	88
Section 7.01	Affirmative Covenants88
Section 7.02	Negative Covenants98
Section 7.03	Financial Covenants106
ARTICLE VIII. CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS	106
Section 8.01	Cash Management Arrangements106
ARTICLE IX. EVENTS OF DEFAULT	108
Section 9.01	Events of Default108
Section 9.02	Borrowing Base Cure111
ARTICLE X. AGENTS	112
Section 10.01	Appointment112
Section 10.02	Nature of Duties; Delegation113
Section 10.03	Rights, Exculpation, Etc113
Section 10.04	Reliance114
Section 10.05	Indemnification114
Section 10.06	Agents Individually115
Section 10.07	Successor Agent115
Section 10.08	Collateral Matters115
Section 10.09	Agency for Perfection117
Section 10.10	No Reliance on any Agent’s Customer Identification Program118
Section 10.11	No Third Party Beneficiaries118
Section 10.12	No Fiduciary Relationship118
Section 10.13	Reports; Confidentiality; Disclaimers118
Section 10.14	Collateral Custodian119
Section 10.15	Collateral Agent May File Proofs of Claim119
ARTICLE XI. GUARANTY	120
Section 11.01	Guaranty120
Section 11.02	Guaranty Absolute120
Section 11.03	Waiver121
Section 11.04	Continuing Guaranty; Assignments121
Section 11.05	Subrogation122
Section 11.06	Contribution122
ARTICLE XII. MISCELLANEOUS	123
Section 12.01	Notices, Etc123
Section 12.02	Amendments, Etc125

Section 12.03	No Waiver; Remedies, Etc126
Section 12.04	Expenses; Taxes; Attorneys’ Fees126
Section 12.05	Right of Set-off128
Section 12.06	Severability128
Section 12.07	Assignments and Participations128
Section 12.08	Counterparts132
Section 12.09	GOVERNING LAW132
Section 12.10	CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE132
Section 12.11	WAIVER OF JURY TRIAL, ETC134
Section 12.12	Consent by the Agents and Lenders134
Section 12.13	No Party Deemed Drafter134
Section 12.14	Reinstatement; Certain Payments134
Section 12.15	Indemnification; Limitation of Liability for Certain Damages134
Section 12.16	Records135
Section 12.17	Binding Effect136
Section 12.18	Highest Lawful Rate136
Section 12.19	Confidentiality137
Section 12.20	Public Disclosure138
Section 12.21	Integration138
Section 12.22	USA PATRIOT Act138
Section 12.23	Judgment Currency138
Section 12.24	Waiver of Immunity139
Section 12.25	English Language139
Section 12.26	Foreign Parallel Liability139
Section 12.27	U.S. Parallel Liability140

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Subsidiary Guarantors
Schedule 1.01(D)	Immaterial Subsidiaries
Schedule 5.02(c)	Terminations of Intellectual Property Liens
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit AForm of Joinder Agreement

Exhibit BForm of Assignment and Acceptance

Exhibit CForm of Solvency Certificate

Exhibit DForm of Borrowing Base Certificate

Exhibit EForm of Compliance Certificate

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FINANCING AGREEMENT

Financing Agreement, dated as of August 3, 2018, by and among Cherokee Inc., a Delaware corporation (the “Parent” and the “U.S. Borrower”), Irene Acquisition Company B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the Dutch trade register under number 67160921 (the “Dutch Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Gordon Brothers Finance Company, a Delaware corporation (“GBFC”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and GBFC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan in the aggregate principal amount of $5,000,000 to the U.S. Borrower and (b) a term loan in the aggregate principal amount of $35,000,000 to the Dutch Borrower.  The proceeds of the term loans made on the Effective Date (as defined herein) shall be used to finance a portion of the Transactions (as defined herein) and for working capital and other general corporate purposes of the Borrowers.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS; CERTAIN TERMS

Section 1.01Definitions.

As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Account” means, (a) “accounts” as defined in the UCC, and (b) any and all rights to a right of payment of a monetary obligation for goods or property sold, licensed, assigned, leased or otherwise disposed of and/or services rendered or to be rendered, including accounts, general intangibles and any and all rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether earned by performance, and whether now or hereafter acquired or arising in the future or any proceedings arising therefrom relating thereto.

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Acquired Account” has the meaning specified therefor in Section 8.01(b).

“Acquired Cash Management Bank” has the meaning specified therefor in Section 8.01(d).

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Additional Appraisal Triggering Event” means at any time that (i) any Material Contract relating to any Trademarks, Patents, and/or Copyrights (in each case, as defined in the Security Agreement) owned by any Loan Party expires or is terminated, (ii) any party to a Material Contract relating to any Trademarks, Patents, and/or Copyrights (in each case, as defined in the Security Agreement) owned by any Loan Party notifies a Loan Party or any Subsidiary that it is terminating or is not renewing a Material Contract; or (iii) as of the end of any fiscal quarter (the “Test Quarter”), the consideration paid to any Loan Party under any Material Contract relating to any Trademarks, Patents, and/or Copyrights (in each case, as defined in the Security Agreement) owned by any Loan Party in the prior four fiscal quarters (calculated as of the end of such Test Quarter) decreases by more than 33% from the consideration paid to such Loan Party under such Material Contract as of the end of the fiscal quarter for the corresponding four-quarter period in the previous fiscal year (the “Comparison Quarter”); provided that, with respect to clause (iii), if (x) a contract relating to any Trademarks, Patents, and/or Copyrights (in each case, as defined in the Security Agreement) owned by any Loan Party qualifies as a Material Contract pursuant to clause (b) of the definition of “Material Contract” at any time during the Test Quarter or the fiscal quarter-end ending prior to the Test Quarter, and (y) the aggregate consideration payable by or to a Loan Party under such contract in the trailing twelve month period is less than $1,000,000 as of the end of the Test Quarter, such contract shall continue to be a “Material Contract” for purposes of triggering the appraisal rights under clause (iii); provided further that, notwithstanding the foregoing, the license agreement between any Loan Party and Nishi Matsuya and the licensing agreement between Cherokee Inc. and Pick'n Pay Retailers Ltd in effect on the Effective Date shall not constitute a Material Contract for purposes of determining whether an Additional Appraisal Triggering Event has occurred if such contract expires, terminates by its terms, is not renewed, or the consideration paid thereunder decreases in an amount that would otherwise trigger an appraisal under the preceding clause (iii).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 4.05.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

~~“Alternative Rate” means, at any date of determination, a rate per annum equal to the greater of (a) 11.10% and (b) the sum of (i) the Prime Rate plus (ii) 6.10%.~~

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(bb).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirements of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Limitations” means, with respect to any Foreign Subsidiary (other than a Borrower), limitations on the ability of such Subsidiary to guaranty the Obligations, to grant a Lien on its assets to secure the Obligations or to make a dividend or distribution required to fund a mandatory prepayment required to be made by the Borrowers pursuant to Section 2.05(c), to the extent resulting from financial assistance, corporate benefit, fraudulent transfer, equitable subordination, thin capitalization, capital maintenance or liquidity impairment rules, employee approval requirements, fiduciary and statutory duties of directors of the applicable Subsidiary or similar legal principles, in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower.

“Applicable Margin” means, as of any date of determination:

(a)From the Effective Date through August 2, 2019, 8.75%.

(b)From August 3, 2019 and thereafter, the relevant Applicable Margin shall be set at the respective level indicated below based upon the Consolidated EBITDA of the Parent and its Subsidiaries for the trailing twelve month period, which ratio shall be calculated as of the end of the most recent fiscal quarter of the Parent and its Subsidiaries for which quarterly financial statements and a certificate of an Authorized Officer of the Parent are received by the Agents and the Lenders in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv):

Pricing Level	Consolidated EBITDA	Applicable Margin
1	< $10,000,000	8.75%
2	≥ $10,000,000 and < 15,000,000	8.50%
3	≥ $15,000,000	8.25%

(c)Subject to clause (d) below, the adjustment of the Applicable Margin (if any) will occur five (5) Business Days after the date the Administrative Agent receives the quarterly financial statements and a certificate of an Authorized Officer of the Parent in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv).

(d)Notwithstanding the foregoing:

(i)the Applicable Margin shall be set at Pricing Level 1 in the table above if for any period the Administrative Agent does not receive the financial statements and certificates described in clause (c) above, and for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate, in form and substance reasonably satisfactory to the Administrative Agent, are actually received by the Administrative Agent and the Lenders;

(ii)in the event that any financial statement or certificate described in clause (c) above is inaccurate (regardless of whether this Agreement or any Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to the Agents and the Lenders to reflect such adjustment; and

(iii)if an Event of Default has occurred and is continuing and the Applicable Margin is being determined pursuant to clause (b) above, the Applicable Margin shall be 8.75%.

“Applicable Premium” has the meaning given to such term in the Fee Letter.

“Appraised Value” means, with respect to Intellectual Property, the net appraised orderly liquidation value of the Loan Parties’ Intellectual Property as set forth in the most recent appraisal received by the Agents conducted by Gordon Brothers Brands, LLC or another third-party appraiser that is retained by or acceptable to the Agents, which appraisal is in form and substance reasonably satisfactory to the Agents, net of operating expenses, liquidation expenses, commissions and any tax benefit from the amortization of the Loan Parties’ Intellectual Property (in each case, to the extent not already addressed in such appraisal).

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent (and the Administrative Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Collateral Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person or, if not applicable to any such Person, the authorized directors of the Board of Directors of such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Blocked Person” means any Person:

(a)that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC, HMT’s Consolidated List of Financial Sanctions Targets or the Investment Ban List; (ii) ordinarily resides, or is organized or chartered in a country or territory that is the subject of a comprehensive OFAC Sanctions Program; or (iii) a Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b)that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above where dealings with that Person would be prohibited under applicable Anti-Money Laundering and Anti-Terrorism Laws

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board Debt” means Indebtedness in the aggregate original principal amount of $13,500,000 pursuant to those certain Secured Subordinated Promissory Notes, dated as of the date hereof, owed to each of Square Deal Growth, LLC, US Bank FBO Cove Street Capital Small Cap Value Fund, Ravich Revocable Trust of 1989 and Henry I. Stupp.

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers” have the meanings specified therefor in the preamble hereto.

“Borrowing Base” means, at any time of calculation:

(a)the Appraised Value of Eligible Intellectual Property of the Loan Parties, multiplied by ~~63.40~~71.5%; minus

(b)the Reserves.

The Administrative Agent may, in its Permitted Discretion, adjust the Reserves or reduce one or more of the other elements used in computing the Borrowing Base, in each case, upon ten (10) Business Days prior written notice to the Administrative Borrower.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit D, certified as complete and correct in all respects on behalf of the Borrowers by an Authorized Officer of the Administrative Borrower.

“Bridge Notes” means, collectively, that certain (i) Subordinated Note, dated as of December 28, 2018, in form and substance satisfactory to the Agents and the Lenders, made by the Parent in favor of The Bronchick Family Trust, (ii) Subordinated Note, dated as of December 28, 2018, in form and substance satisfactory to the Agents and the Lenders, made by the Parent in favor of Square Deal Growth, LLC, (iii) Subordinated Note, dated as of December 28, 2018, in form and substance satisfactory to the Agents and the Lenders, made by the Parent in favor of Ravich Revocable Trust of 1989, and (iv) Subordinated Note, dated as of December 28, 2018, in form and substance satisfactory to the Agents and the Lenders, made by the Parent in favor of Dwight Mamanteo, in an aggregate original principal amount of $2,000,000.

“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing or payment, or determination of interest rate on, any Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London and, with respect to any such borrowing or payment of interest on a Tranche B Term Loan or Tranche D Term Loan, Amsterdam.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided, that the term “Capital Expenditures”

shall not include any such expenditures which constitute (i) expenditures financed with the proceeds received from any issuance of Indebtedness or from the sale or issuance of Equity Interests, (ii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period), (iii) expenditures made with the proceeds of tenant allowances received by the Parent or any of its Subsidiaries from landlords in the ordinary course of business and subsequently capitalized, and (iv) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 360 days from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P‑1 by Moody’s or A‑1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 360 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof and (g) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (f) above in respect of each country that is a member of the Organization for Economic Co-operation and Development.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

~~“Cash on Hand” means, at any date of determination, the aggregate amount of unrestricted cash on the balance sheet of any Person and its Subsidiaries, calculated in a manner reasonably acceptable to the Administrative Agent, that is not subject to any security interest, Lien or other encumbrance other than (x) the Liens of the Collateral Agent and (y) the Liens on the cash on the balance sheet of the U.S. Loan Parties arising under the Subordinated Indebtedness Documents with respect to the Board Debt so long as such Liens are subject to the terms of the applicable Subordination Agreement.~~

“CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any holders of the Board Debt to the extent such Persons or any Affiliates thereof own Equity Interests on the date hereof) of beneficial ownership of more than 33% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent;

(b)during any period of 12 consecutive months, a simple majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were (x) members of that board or equivalent governing body on the first day of such period or (y) nominees, whenever appointed, of the holders of Equity Interests referred to in the second parenthetical in clause (a) above or any Affiliates thereof in each case having the right on the first day of such period to make such nomination, (ii) whose election or nomination to that board or equivalent governing body was approved or initiated by Persons referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by Persons referred to in clause (i) (y) above, or (iii) whose election or nomination to that board or other equivalent governing body was approved by Persons referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity

Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens); or

(d)a “Change of Control” (or any comparable term or provision) under or with respect to (i) any of the Equity Interests of the Parent or any of its Subsidiaries, (ii) any Subordinated Indebtedness Document, or (iii) any Indebtedness of the Parent or any of its Subsidiaries having an aggregate principal amount outstanding in excess of $750,000.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Tranche A Term Loan Commitment ~~and/or~~, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment, and/or Tranche D Term Loan Commitment as the context may require.  ~~The aggregate amount of the Commitments of all Lenders on the Effective Date is $40,000,000.~~

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iv).

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)the Consolidated Net Income of such Person for such period,

plus

(b)without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period:

(i)any Tax expense and any provision for Taxes of such Person and its Subsidiaries, including, in each case, federal, state, provincial, foreign, unitary, franchise, excise, property, withholding and similar Taxes,

(ii)Consolidated Net Interest Expense,

(iii)any loss from extraordinary items,

(iv)any depreciation and amortization expense,

(v)any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(vi)any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory), including, without limitation, any stock based compensation paid to any employees or directors of such Person,

(vii)fees, costs and expenses (including attorneys’ fees and costs) paid or reimbursed to any Agent or Lender in connection with the Loan Documents, including in connection with any amendments, waivers or modifications of the Loan Documents,

(viii)any financing or closing expenses or charges related (as reasonably agreed to by the Agents) to the consummation of the Transactions~~,~~ or the Second Amendment Effective Date Transactions,

(ix)any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charges (less all fees and expenses related thereto) related to consolidation costs, restructuring costs, severance and relocation costs, retention, severance and systems establishment costs, not to exceed (1) solely with respect to the second fiscal quarter of 2019, $5,500,000 and (2) otherwise, $750,000 in the aggregate for any such period (excluding any restructuring charges pursuant to subclause (1) above), provided that with respect to each such charge, (A) such charge must have been incurred within 12 months from the related action or event and (B) the Parent shall have delivered to the Administrative Agent a certificate of an Authorized Officer specifying and quantifying such charge,

(x)costs and expenses incurred in such period to the extent actually reimbursed by third parties in such period pursuant to indemnification, contribution or other reimbursement obligations to the extent that such amounts so reimbursed are not otherwise already included in the calculation of Consolidated Net Income,

(xi)charges, costs, fees and expenses paid in connection with any transaction (or any transaction proposed and not consummated) permitted under this Agreement, including (1) the consummation of a Permitted Acquisition (including, without limitation, any Indebtedness or equity issued to finance such acquisition), (2) the issuance or offering of any Equity Interest and (3) the making of any other Permitted Investments, in each case (A) if such transaction is consummated, only to the extent such charges, costs, fees and expenses are included in the use of proceeds in connection with the consummation of such transaction and (B) for all such transactions that are not consummated, the aggregate amount of such charges, costs, fees and expenses shall not exceed $150,000 for any four fiscal quarter period,

(xii)non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xiii)to the extent not otherwise included in the determination of Consolidated Net Income for such period, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Parent in good faith expects the Parent and its

Subsidiaries to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA at the end of such four fiscal quarter period)), minus

(c)without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:

(i)any Tax credit for Taxes of such Person and its Subsidiaries, including, in each case, federal, state, provincial, foreign, unitary, franchise, excise, property, withholding and similar Taxes,

(ii)any gain from extraordinary items,

(iii)any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business,

(iv)any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest, and

(v)non-cash exchange, translation, or performance gains relating to any hedging transactions or foreign currency fluctuations;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined in accordance with GAAP; provided, however, that the following shall be excluded (to the extent otherwise included therein):  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, (d) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, (e) any accruals or reserves incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription agreement or any distributor equity plan or agreement, and (f) any (1) good will or other asset impairment charges, write-offs or write-downs or (2) amortization of intangible assets.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense), (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit, and (iii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (a) any product warranties extended in the ordinary course of business, (b) endorsements of instruments for deposit or collection in the ordinary course of business, or (c) indemnities incurred in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, (a) an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent, (b) if administered or held with any financial institution in the Netherlands, a notification of pledge, in form and substance satisfactory to the Collateral Agent, to be sent in connection with the Dutch Security Agreement by any relevant Loan Party to the relevant financial institution and which notification of pledge is to be countersigned for consent to and acknowledgement of any such right of pledge on behalf of the relevant financial institution, and (c) if administered or held with any financial institution in any other Specified Jurisdiction, a notification of pledge, control agreement, or other equivalent document, in each case, in form and substance satisfactory to the Collateral Agent, to be sent in connection with, or executed as required under, the applicable Security Documents by any relevant Loan Party to the relevant financial institution.

“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential  requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

“Current Value” has the meaning specified therefor in Section 7.01(m).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrowers and the Agents, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.  For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts or (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Dutch Borrower” has the meaning specified therefor in the preamble hereto.

“Dutch Deeds of Pledge of Shares” means, collectively:

(a)the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of the Dutch Borrower between the Collateral Agent, as pledgee, Cherokee Inc., as pledgor, and the Dutch Borrower as the company;

(b)the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of Hi-Tec between the Collateral Agent, as pledgee, the Dutch Borrower, as pledgor, and the Hi-Tec as the company;

(c)the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of Hi-Tec International Holdings B.V. between the Collateral Agent, as pledgee, Hi-Tec Sports PLC, as pledgor, and Hi-Tec International Holdings B.V. as the company; and

(d)the Dutch law deed of pledge of shares of all issued and outstanding shares in the capital of Hi-Tec Nederland B.V. between the Collateral Agent, as pledgee, Hi-Tec Sports PLC, as pledgor, and Hi-Tec Nederland B.V. as the company.

“Dutch Loan Party” means a Loan Party incorporated under Netherlands law.

“Dutch Security Agreement” means the Dutch law security agreement between, among others, the Collateral Agent, as pledgee, and each of the Dutch Borrower, Hi-Tec, Hi-Tec International Holdings B.V. and Hi-Tec Nederland B.V., as pledgors.

“Dutch Security Documents” means, collectively, the Dutch Security Agreement and the Dutch Deeds of Pledge of Shares.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Eligible Intellectual Property” means the Intellectual Property and Intellectual Property Contracts which are license agreements, in each case, which satisfy and continue to satisfy all of the following conditions, and any other Intellectual Property and Intellectual Property Contracts which are license agreements, in each case, which satisfy all of the following conditions:

(a)A Loan Party owns all right, title and interest in and to such Intellectual Property;

(b)The Agents shall have received evidence that all actions that the Agents may reasonably deem necessary or appropriate in order to create valid first-priority and subsisting Liens (free and clear of all other Liens other than Permitted Liens and, as to priority, subject only to Permitted Liens which have priority over the Lien of the Collateral Agent by operation of law) on such Intellectual Property and Intellectual Property Contracts have been taken or initiated; and

(c)The Administrative Agent shall have received, and shall be reasonably satisfied with, an appraisal of such Intellectual Property and Intellectual Property Contracts in accordance with Section 5.01(f) or 7.01(f).

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or the Release, of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable, but in each case, excluding (a) any debt security that is convertible into or exchangeable for any such shares (or such other equity interests) prior to the conversion or exchange and (b) any stock appreciation rights, interests in phantom equity plans or similar rights or interests.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees and (b) any Petty Cash Accounts.

“Excluded Equity Issuances” means sales and/or issuances by any Loan Party of any Equity Interests for cash consideration in an aggregate amount during the term of this Agreement of up to $~~6~~1,000,000 less the original aggregate principal amount of any Permitted Junior Notes, so long as the Net Cash Proceeds received from the sale and/or issuance of such

Equity Interests are applied to support the Loan Parties’ general corporate purposes and working capital.

“Excluded Subsidiary” means:

(a)any Immaterial Subsidiary;

(b)any Subsidiary that is prohibited by applicable Requirements of Law or a third party Contractual Obligation (which Contractual Obligation exists on the Effective Date or at the time of acquisition of such Subsidiary and is not entered into in contemplation of the Effective Date or such acquisition) from providing a Guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a Guaranty that has not been obtained or where the provision of such Guaranty would otherwise result in material adverse tax consequences, in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower;

(c)any Subsidiary to the extent it is not within the legal capacity of such Person to provide a Guaranty or the provision of a Guaranty would conflict with the fiduciary duties of such Person’s directors or result in a material risk of personal or criminal liability for any officer or director of such Person, in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower;

(d)with respect to the U.S. Obligations only (without excluding such Subsidiary from any obligations it may otherwise have hereunder or under the other Loan Documents to guarantee and/or pledge stock and assets with respect to the Foreign Obligations), any Subsidiary that is a direct or indirect Subsidiary of a U.S. Loan Party and is a (i) CFC or (ii) a direct or indirect Subsidiary of a CFC; and

(e)any other Subsidiary to the extent that the cost, burden, difficulty or consequence of providing a Guaranty and/or granting or perfecting a security interest in its assets outweighs or is disproportionate to the benefit of the security afforded thereby as reasonably determined by the Administrative Borrower and the Collateral Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Facilities” means, collectively, the facilities under that certain Financing Agreement, dated as of December 7, 2016, by and among the U.S. Borrower, the Dutch Borrower, the guarantors party thereto, the lenders party thereto, and Cerberus Business Finance LLC, as Collateral Agent and as Administrative Agent (as amended, supplemented or otherwise modified from time to time), and the related documents, agreements and instruments entered into or delivered in connection therewith.

“Existing Lenders” means the lenders and/or any other financial institutions providing credit or other financial accommodations under the Existing Credit Facilities.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(i), (ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds (but excluding any tax credits applied to future years), (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than to the extent all or any portion of amounts so received are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of the Parent or any of its Subsidiaries or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person) and (g) any purchase price adjustments (other than in respect of estimated third party net debt) received in connection with any Acquisitions.

“Facility” means the fee owned real property of the Loan Parties identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Parent or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any applicable intergovernmental agreement entered into thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered in connection therewith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent, and (c) if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero.

“Fee Letter” means the Amended and Restated Fee Letter, dated as of the ~~date hereof~~Second Amendment Effective Date, by and between the Borrowers ~~and~~, the Agents, and the Lenders.

“Final Maturity Date” means August 3, 2021.

“Financial Statements” means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Years ended January 28, 2017 and February 3, 2018, and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Years then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of May 31, 2018 and the related consolidated statements of income for the four months then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries comprised of a 52- or 53-week period ending on the Saturday nearest to January 31.

“Foreign Cash Management Account” means a Cash Management Account maintained by a Foreign Loan Party.

“Foreign Corresponding Liabilities” means the Foreign Obligation of a Foreign Loan Party, excluding its Foreign Parallel Liability.

“Foreign Disbursement Account” means a Foreign Cash Management Account maintained by a Foreign Loan Party for the purposes of making disbursements.

“Foreign Loan Party” means the Dutch Borrower and each Foreign Subsidiary of Parent that is a Subsidiary Guarantor.

“Foreign Obligations” means any portion of the Obligations arising under or in connection with the Tranche B Term Loan~~.~~ and the Tranche D Term Loan.

“Foreign Official” has the meaning specified therefor in Section 6.01(bb).

“Foreign Parallel Liability” means a Foreign Loan Party’ undertaking pursuant to Section 12.26.

“Foreign Security Documents” means, collectively, the Dutch Security Documents, the UK Security Documents, and any other documents create or purport to create a Lien under the laws of the relevant foreign jurisdiction outside the United States.

“Foreign Sovereign Immunities Act” means the US Foreign Sovereign Immunities Act of 1976 (28 U.S.C. Sections 1602-1611), as amended.

“Foreign Subsidiary” means any Subsidiary of Parent that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“GBB Warrant” means the Warrant dated as of the Effective Date and issued by the Parent to Gordon Brothers Brands LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“GBFC” has the meaning specified therefor in the preamble hereto.

“GBFC Warrant” means the Warrant dated as of the Effective Date and issued by the Parent to Gordon Brothers Finance Company, LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed to effectuate its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (including any Subsidiary Guarantor), (b) the Parent, with respect to the Foreign Obligations, and (c) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent, for the benefit of the Secured Parties, guaranteeing all or part of the Obligations.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or endangers the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant,  hazardous waste or toxic substance which is defined or identified in any Environmental Law and which is present in the environment in such quantity that it violates any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hi-Tec” means Hi-Tec Sports International Holdings B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its statutory seat (statutaire zetel) in Amsterdam, the Netherlands and registered with the Dutch trade register under number 55297587.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Immaterial Subsidiaries” means, at any time, collectively, Subsidiaries that (i) are not Loan Parties on the Effective Date; and (ii) (x) contributed, in the aggregate for all such Subsidiaries, $250,000 or less of the Consolidated EBITDA of the Parent and its Subsidiaries for

the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, (y) contributed, in the aggregate for all such Subsidiaries, $250,000 or less of the revenues of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, and (z) had assets, in the aggregate for all such Subsidiaries, representing $250,000 or less on the last day of the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered; provided that no Subsidiary that owns any Intellectual Property or contributes licensing revenue of the Parent and its Subsidiaries shall be an Immaterial Subsidiary for purposes of this Agreement. As of the Effective Date, the Immaterial Subsidiaries are listed on Schedule 1.01(D).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) the undrawn face amount of all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that the amount of Indebtedness in which recourse is limited to an identified asset shall be equal to the lesser of (A) the amount of such obligation and (B) the fair market value of such asset. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or relationship with such entity.  The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less all return of principal and other cash returns thereof.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“LIBOR Rate” means, the greater of (a) two percent (2.00%), and (b) the offered rate per annum for three-month deposits of Dollars that appears on Reuters Screen Page LIBOR 01 at approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such month.  The LIBOR Rate shall be determined on a monthly basis.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means any loan made by a Lender to the Borrowers pursuant to Article II hereof.

“Loan Document” means this Agreement, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, any Security Document, the Intercompany Subordination Agreement, any Subordination Agreement, any Joinder Agreement, any Mortgage, any UCC Filing Authorization Letter, all Borrowing Base Certificates, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document required to be executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Loan Party” means any Borrower and any Guarantor.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment obligations and other material obligations, in each case, under the Loan Documents, (c) the legality, validity or enforceability against a Loan Party of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document (other than as a result of an action or a failure to take an action on the part of any Agent within its reasonable control after having been provided with the information required by the Loan Documents), or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, on Collateral having a fair market value in excess of $250,000.

“Material Contract” means at any time of determination, with respect to any Person, (a) any license or other contract or agreement with a minimum consideration payable by or to Parent and/or its Subsidiaries in an amount in excess of $1,000,000 in the current fiscal year, (b) any license or other contract or agreement which, in the trailing twelve month period, generated aggregate consideration payable by or to Parent and/or its Subsidiaries in an amount in excess of $1,000,000, and (c) all other licenses or other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent, for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement) together with the interest, fees and premiums or penalties related thereto, (b) reasonable expenses related thereto (including fees, indemnity, discounts, commissions and salary and other employee-related expenses) incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (d) income or gains taxes estimated in good faith to be payable by the seller (or any direct or indirect parent of the seller) as a result of any gain recognized in connection with such Disposition (or income recognized as a result of a dividend or repatriation of the proceeds of such Disposition) during the tax period the sale occurs (after taking into account any applicable tax credits or deductions and any tax sharing arrangements), (e) amounts provided as a reserve, in accordance with GAAP, against (i) any liabilities under any indemnification obligations or purchase price adjustments associated with such Disposition or (ii) any other liabilities retained by the Parent or any of its Subsidiaries associated with the properties sold in such Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liability and indemnification obligations associated with such Disposition, and (f) any amount funded into an escrow established pursuant to the documents evidencing any such Disposition to secure or otherwise provide for any indemnification obligations or adjustments to the purchase price; provided, that, in any case, upon release of any such reserves or escrow, the amount released shall be considered Net Cash Proceeds, in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses and taxes referred to in clause (d) above, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Facility” has the meaning specified therefor in Section 7.01(m).

“New Lending Office” has the meaning specified therefor in Section 2.09(d).

“Non-Primary Brands” means the Loan Parties’ and Subsidiaries’ brands in existence on the Effective Date, and the related Intellectual Property and Intellectual Property Contracts, other than the Primary Brands.

“Non-Public Lender” means (i) until interpretation of “public” as referred to in the CRR by the relevant authority/ies: an entity that provides repayable funds to a  Dutch Loan Party for a minimum initial amount of EUR 100,000 (or its equivalent in another currency) or an entity otherwise qualifying as not forming part of the public; and (ii) following the publication of an interpretation of “public” as referred to in the CRR by the relevant authority/ies; such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Non-U.S. Lender” has the meaning specified therefor in Section 2.09(d).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable ~~Premium~~Premiums, if any), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 800 Boylston Street, 27th Floor, Boston, Massachusetts 02199, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Permitted Acquisition” means any Acquisition by a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)the Borrowers shall have furnished to the Agents at least 15 Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may request, including, without limitation, drafts of the material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated, (ii) a pro forma balance sheet and income statement of the Parent and its Subsidiaries after the consummation of such Acquisition as of the most recent fiscal quarter (in the case of such balance sheet) and for the four fiscal quarter period most recently concluded (in the case of such income statement) in the form of the quarterly financial statements delivered or required to have been delivered pursuant to Section 7.01(a)(ii), and (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition;

(c)the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers (except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens;

(d)such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned by a Loan Party and, if effected by merger or consolidation, such Loan Party shall be the continuing or surviving Person;

(e)the Borrowers shall have Qualified Cash in an amount equal to or greater than $5,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(f)the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the four fiscal quarter period most recently concluded prior to the date of the proposed Acquisition;

(g)the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within a Specified Jurisdiction or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within a Specified Jurisdiction;

(h)such Acquisition shall be consensual and shall have been approved by the Board of Directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(i)any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition;

(j)(x) the Purchase Price payable in any single Acquisition or series of related Acquisitions shall not exceed $12,500,000 in the aggregate; and (y) the Purchase Price payable in respect of all Acquisitions (including the proposed Acquisition) shall not exceed $24,000,000 in the aggregate during the term of this Agreement;

(k)the assets being acquired or the Person whose Equity Interests are being acquired shall be in the same or related business or lines of business in which the Loan Parties and their Subsidiaries are engaged as of the Effective Date; and

(l)concurrently with the consummation of such Acquisition, the Borrowers shall deliver to the Agents a certificate signed by an Authorized Officer of the Administrative Borrower certifying that such Acquisition was made in compliance with the terms and conditions set forth in this definition of “Permitted Acquisition” and attaching true, correct and complete copies of all material executed documents entered into in connection with such Acquisition.

“Permitted Discretion” means a determination made by the Administrative Agent and/or Collateral Agent, as applicable, in good faith in the exercise of its or their reasonable, as applicable (from the perspective of a secured asset-based lender), business judgment.

“Permitted Disposition” means:

(a)sale of Inventory in the ordinary course of business;

(b)licensing or sublicensing, on an exclusive or non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c)leasing or subleasing assets in the ordinary course of business;

(d)(i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent, as determined by the Parent and their Subsidiaries their reasonable business judgment, not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to any such Intellectual Property, such Intellectual Property (i) has not generated revenue greater than $50,000 in the prior 12-month period and (ii) is not reasonably expected to generate revenue greater than $50,000 in the 12-month period following such lapse or abandonment, and (B) such lapse or abandonment is not materially adverse to the interests of the Secured Parties;

(e)any involuntary loss, damage or destruction of property;

(f)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from the Parent or any of its Subsidiaries to a Loan Party (other than from a U.S. Borrower or Unrestricted Guarantor to or in the Dutch Borrower or any Restricted Guarantor) and (ii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(h)Disposition of obsolete, surplus, uneconomical or worn-out property (other than Intellectual Property) in the ordinary course of business;

(i)use and disposition of cash and Cash Equivalents in the ordinary course of business and in a manner not prohibited by this Agreement;

(j)the making of Permitted Investments and Permitted Restricted Payments and the granting of Permitted Liens and the issuance of Equity Interests (other than Disqualified Equity Interests);

(k)Dispositions (including discounts, cancellation or forgiveness) of Accounts Receivable in connection with the collection or compromise thereof in the ordinary course of business;

(l)Dispositions in connection with the unwinding of any Hedging Agreement pursuant to its terms;

(m)any surrender, waiver, settlement, compromise, modification or release of contractual rights in the ordinary course of business, or the settlement, release or surrender of tort or other claims of any kind in the ordinary course of business;

(n)any Disposition related to any transaction permitted by Section 7.02(c)(i);

(o)[reserved];

(p)Disposition of property or assets (other than Intellectual Property) not otherwise permitted in clauses (a) through (o) above for cash in an aggregate amount not less than the fair market value of such property or assets; and

(q)Dispositions of Non-Primary Brands so long as (i) the Loan Parties have provided the Agents with ten (10) Business Days prior written notice of any such Disposition; (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition and shall be solely for cash consideration; and (iii) the proceeds of any such Disposition are applied in accordance with Section 2.05(c)(i);

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clauses (h) and (p) above, do not exceed $500,000 in the aggregate in any Fiscal Year and (2) in all cases, are paid to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of Section 2.05(c)(i) or (ii) or applied as provided in Section 2.05(c)(vi); provided further that, any Disposition pursuant to clauses (b), (c), (g), and (p) (except for Dispositions from (x) a Borrower to another Borrower, (y) a Guarantor to a Borrower or another Guarantor, or (z) an Excluded Subsidiary to a Loan Party), shall be for no less than the fair market value of such property at the time of such disposition and shall be solely for cash consideration.

“Permitted Indebtedness” means:

(a)any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)Permitted Intercompany Investments;

(e)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds or similar obligations or in respect of worker’s compensation claims, and reimbursement obligations in respect of any of the foregoing;

(f)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties or their Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)the incurrence by any Loan Party or their Subsidiaries of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or their Subsidiaries’

operations and not for speculative purposes; provided that, the aggregate Swap Termination Value thereof shall not exceed $150,000 at any time outstanding;

(h)Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business and in an aggregate principal amount not to exceed $250,000 at any time outstanding;

(i)Indebtedness of the Parent or any of its Subsidiaries in respect of letters of credit in the ordinary course of business in an aggregate face amount not exceeding $2,000,000 at any time outstanding; provided that, at or prior to the time such Indebtedness is incurred, the Parent or any of its Subsidiaries shall be the beneficiary of a letter of credit in the face amount in excess of the letter of credit that was issued for the account of the Parent or such Subsidiary;

(j)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(k)Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $500,000 at any one time outstanding; provided, that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(l)(i) the Board Debt in an aggregate principal amount not exceeding, at any time outstanding, $13,500,000 minus any payments of principal made thereon, so long as such Board Debt is subject to the terms of the applicable Subordination Agreement, and any Permitted Refinancing Indebtedness in respect thereof so long as such Indebtedness is subject to a Subordination Agreement; and (ii) other Subordinated Indebtedness in an aggregate amount not exceeding $1,000,000 at any time outstanding;

(m)Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds, so long as such Indebtedness is repaid in full within 2 Business Days of the incurrence thereof;

(n)Contingent Obligations in respect of Indebtedness or other Obligations incurred in the ordinary course of business, in each case permitted to be incurred pursuant to this definition;

(o)[reserved];

(p)unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding;

(q)Indebtedness consisting of the financing of insurance premiums to the extent non-recourse to the Parent and its Subsidiaries (other than to the insurance premiums);

(r)Any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of an Affiliate incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(s)Any liability arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes or its equivalent in any other relevant jurisdiction of which any Dutch Borrower or any Guarantor is or has been a member; and

(t)Indebtedness arising under Permitted Junior Notes~~, and~~

(u)~~Indebtedness arising under the Bridge Notes, so long as such Indebtedness is subject to the terms of the applicable Subordination Agreement and in an aggregate principal amount not exceeding, at any time outstanding, $2,000,000 plus all capitalized interest at a rate per annum not to exceed 3% minus to the extent permitted under this Agreement and the applicable Subordination Agreement, any payments of principal made thereon~~.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party (other than by a U.S. Borrower or Unrestricted Guarantor to or in the Dutch Borrower or any Restricted Guarantor), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a Subsidiary that is not a Loan Party or in the Dutch Borrower or a Restricted Guarantor so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties or in the Dutch Borrower or a Restricted Guarantor does not exceed $250,000 at any time outstanding, (ii) such Investment is not an Investment of Intellectual Property, (iii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment, and (iv) the Borrowers have Qualified Cash of not less than $5,000,000 after giving effect to such Investment.

“Permitted Investments” means:

(a)Investments in cash and Cash Equivalents;

(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)advances made in connection with purchases of goods or services in the ordinary course of business;

(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule (unless such increase is otherwise permitted under another clause of this definition) or any other modification of the terms thereof;

(f)Indebtedness constituting an Investment to the extent permitted under Section 7.02(b);

(g)any Foreign Loan Party may capitalize or forgive any Indebtedness owed to them by any other Loan Party;

(h)any Loan Party may hold Investments to the extent such Investments reflect an increase in the value of the Investments;

(i)the Loan Parties and their Subsidiaries (i) may acquire and hold Accounts Receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, or (ii) make lease, utility and other similar deposits or any other deposit in the ordinary course of business;

(j)loans and advances to directors, employees and officers of the Loan Parties and their Subsidiaries (i) for bona fide business purposes, in an aggregate amount not to exceed $250,000 at any time outstanding and (ii) to the extent such loans or advances are non-cash, to purchase Equity Interests of the Parent;

(k)Investments consisting of earnest money required in connection with a Permitted Acquisition or other Permitted Investments;

(l)Permitted Intercompany Investments;

(m)Permitted Acquisitions;

(n)Investments in Hedging Agreements in the ordinary course of business and for non-speculative purposes; provided that, the aggregate Swap Termination Value thereof shall not exceed $150,000 at any time outstanding;

(o)Investments held by a Person that becomes a Loan Party (or is merged, amalgamated or consolidated with or into a Loan Party) pursuant to a Permitted Investment after the Effective Date to the extent that such Investments (i) existed prior to such Person becoming a Loan Party and (ii) were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(p)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims; and

(q)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $250,000 at any time outstanding.

“Permitted Junior Notes” means the issuance or incurrence by any Loan Party of securities evidencing Indebtedness in an aggregate principal amount during the term of this Agreement of up to $~~6~~1,000,000 less the amount of any Excluded Equity Issuances, so long as (i) such Indebtedness is unsecured and satisfies the conditions set forth in clause (b) of the definition of Subordinated Indebtedness and (ii) the proceeds received therefrom are applied to support the Loan Parties’ general corporate purposes and working capital.

“Permitted Liens” means:

(a)Liens securing the Obligations;

(b)(i) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii); and (ii) Liens including any netting or set-off arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes or its equivalent in any other relevant jurisdiction of which any Dutch Borrower or any Guarantor is or has been a member;

(c)Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)purchase money Liens or the interests of lessors under Capitalized Leases on equipment or other fixed or capital assets acquired, constructed, improved or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and any accessions and/or improvements thereto, and the proceeds thereof, and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f)deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance and other general liability insurance obligations, other social security laws and regulations or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety bonds, appeal bonds,  performance bonds and other obligations of a similar nature but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)with respect to any Facility or other real property, (i) all Liens, encumbrances and other matters disclosed in the owner’s or mortgagee’s policy of title insurance issued with respect to such Facility, (ii) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business, and (iii) such other title and survey exceptions as the Administrative Agent has approved or may approve in writing in the Administrative Agent’s reasonable discretion;

(h)Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property (and, if set forth by statute, other property) located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)the title and interest of a licensor, sublicensor, lessor or sublessor in and to property licensed, sublicensed, leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j)non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k)judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l)rights of set-off or bankers’ liens or other similar liens upon deposits of cash or Cash Equivalents in favor of banks, other depository institutions or securities intermediaries, solely to the extent incurred in connection with the maintenance of such deposit accounts or securities accounts and related cash management services in the ordinary course of business;

(m)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)Liens on cash securing Indebtedness under letters of credit permitted under clause (i) of the definition of Permitted Indebtedness; provided that, in each case, the aggregate amount of such cash does not exceed 105% of the Indebtedness being secured;

(o)Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (k) of the definition of Permitted Indebtedness;

(p)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(q)Liens attaching solely to cash earnest money deposits made by any Loan Party or escrowed purchase price in connection with Permitted Investments or Permitted Dispositions;

(r)Liens incurred by any Loan Party or their Subsidiaries consisting of non-assignment provisions under service contracts;

(s)Liens consisting of deposits to secure statutory obligations or public utility agreements;

(t)Liens consisting of customary restrictions in agreements for sales of assets pursuant to a Permitted Disposition during an interim period prior to the closing of the sale of such assets pursuant to a Permitted Disposition;

(u)Liens arising by operation of Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(v)Liens attaching to collateral of the U.S. Loan Parties arising under the Subordinated Indebtedness Documents with respect to the Board Debt so long as such Liens are subject to the terms of the applicable Subordination Agreement; and

(w)other Liens (excluding Liens on Intellectual Property) which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $350,000.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 30 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $100,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing, exchange, replacement, substitution or modification of Indebtedness so long as:

(a)after giving effect to such extension, refinancing, exchange, replacement, substitution or modification, the principal amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such transaction (other than by the amount of premiums paid thereon, interest and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)such extension, refinancing, exchange, replacement, substitution or modification does not result in a shortening of the average weighted maturity (measured as of the date of such transaction) of the Indebtedness subject thereto;

(c)such extension, refinancing, exchange, replacement, substitution or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)the Indebtedness that is extended, refinanced, exchanged, replaced, substituted or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was extended, refinanced, exchanged, replaced, substituted or modified.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a)any Subsidiary of any Borrower to such Borrower;

(b)the Parent, to pay dividends in the form of common Equity Interests;

(c)the Parent, to make (i) distributions to former employees, officers, or directors of the Loan Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of the Parent held by such Persons or (ii) Restricted Payments and repurchases of Equity Interests issued under stock option plans (or other incentive plans or compensation arrangements) approved by the Parent’s Board of Directors, in each case so long as no Default or Event of Default shall have occurred and be continuing; provided, however, that, the aggregate amount of all such redemptions, repurchases or other Restricted Payments made by the Loan Parties and their Subsidiaries (other than any such Restricted Payment made to repurchase Equity Interests issued under stock option plans or other incentive plans or compensation arrangements approved by the Board of Directors on a cashless basis) during the term of this Agreement does not exceed $250,000 per Fiscal Year;

(d)any Loan Party and any Subsidiaries, to make distributions to former employees, officers, or directors of the Loan Parties or their Subsidiaries (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Loan Parties or their Subsidiaries on account of repurchases of the Equity Interests of the Parent held by such Persons so long as such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Parent; and

(e)(i) any Loan Party, to make Restricted Payments to any other Loan Party (other than a U.S. Loan Party to the Dutch Borrower or a Restricted Guarantor) and (ii) any Subsidiary of any Loan Party (that is not a Loan Party), to make Restricted Payments to any other Subsidiary of any Loan Party or to any Loan Party.

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $10,000 for any one account and $50,000 in the aggregate for all such accounts.

“Plan” means any Employee Plan or Multiemployer Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Primary Brands” means the Loan Parties’ and Subsidiaries’ Cherokee, Hi-Tec, and Magnum brands, and any related derivatives, sub-brands, Intellectual Property and Intellectual Property Contracts thereof.

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the greatest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Agent), (b) the sum of the Federal Funds Rate on such day plus 0.50%, and (c) 2.00%.  Any change in the Prime Rate due to a change in any of the rates referred to in the foregoing clauses shall be effective from and including the effective date of such change.  The Prime Rate is a reference rate and not necessarily the lowest interest rate at which any Loan Party may make loans or other extensions of credit to other customers.

“Pro Rata Share” means, with respect to:

(a)a Lender’s obligation to make the Tranche A Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Tranche A Term Loan Commitment, by (ii) the Total Tranche A Term Loan Commitment, provided that if the Total Tranche A Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Tranche A Term Loan and the denominator shall be the aggregate unpaid principal amount of the Tranche A Term Loan,

(b)a Lender’s obligation to make the Tranche B Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Tranche B Term Loan Commitment, by (ii) the Total Tranche B Term Loan Commitment, provided that if the Total Tranche B Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Tranche B Term Loan and the denominator shall be the aggregate unpaid principal amount of the Tranche B Term Loan, ~~and~~

(c)a Lender’s obligation to make the Tranche C Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Tranche C Term Loan Commitment, by (ii) the Total Tranche C Term

Loan Commitment, provided that if the Total Tranche C Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Tranche C Term Loan and the denominator shall be the aggregate unpaid principal amount of the Tranche C Term Loan,

(d)a Lender’s obligation to make the Tranche D Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Tranche D Term Loan Commitment, by (ii) the Total Tranche D Term Loan Commitment, provided that if the Total Tranche D Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Tranche D Term Loan and the denominator shall be the aggregate unpaid principal amount of the Tranche D Term Loan, and

(e)all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of the unpaid principal amount of such Lender’s portion of the Loans and Collateral Agent Advances, by (ii) the sum of the aggregate unpaid principal amount of the Loans and Collateral Agent Advances.

“Process Agent” has the meaning specified therefor in Section 12.10(b).

“Projections” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(iii), as updated from time to time pursuant to Section 7.01(a)(vii).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Parent or any of its Subsidiaries in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States or the Netherlands as of such date, which deposit accounts are subject to Control Agreements; provided that no such Control Agreements shall be necessary for purposes of determining the amount of Qualified Cash from the Effective Date until the date such Control Agreements are required to be entered into pursuant to Section 5.02.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means, in respect of each owned Facility, a Mortgage, mortgagee policy of title insurance in an amount reasonably acceptable to the Agents or title opinion (in respect of owned Facilities only), fixture filings (if applicable), flood insurance certifications and evidence of flood insurance to the extent required by applicable law, environmental reports and assessments (if available), surveys (if available), and such other instruments, documents and certificates as the Collateral Agent may reasonably require, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Recipient” means any Agent or any Lender, as applicable.

“Refinancing” means the repayment, redemption, defeasement, discharge, refinancing or termination of all third party debt of Parent and its Subsidiaries, other than Permitted Indebtedness, and the termination and release of all related commitments to advance funds and guarantees and security interests of such debt, in each case to the reasonable satisfaction of the Agents, including without limitation, evidence of the payment in full of all Indebtedness under the Existing Credit Facilities, together with (A) a termination and release agreement with respect to the Existing Credit Facilities and all related documents, duly executed by the Loan Parties and the relevant Existing Lenders, (B) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office or any applicable recording offices outside of the United States and covering any intellectual property of the Loan Parties, (C) termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral, and (D) all releases, forms and filings required in connection with the discharge of any Liens securing such Existing Credit Facilities.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Report” has the meaning specified therefor in Section 10.13(a).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means at least two (2) unaffiliated Lenders (provided that there are two unaffiliated Lenders as of such date) whose Pro Rata Shares (calculated in accordance with clause (~~c~~e) of the definition thereof) aggregate at least 50.1%.  For purposes hereof, (i) Gordon Brothers Finance Company, LLC and Gordon Brothers Brands, LLC shall be deemed to be unaffiliated ~~and~~, (ii) so long as the unpaid principal amount of the Loans owed to Gordon Brothers Brands, LLC exceeds 13% of the aggregate principal amount of the Loans outstanding at such time, the consent of Gordon Brothers Brands, LLC shall be required for any matter requiring the consent of the Required Lenders~~.~~, and (iii) so long as the unpaid principal amount of the Loans owed to Gordon Brothers Finance Company, LLC exceeds 13% of the aggregate principal amount of the Loans outstanding at such time, the consent of Gordon Brothers Finance Company, LLC shall be required for any matter requiring the consent of the Required Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, collectively, any and all reserves which the Agents deem necessary, in their Permitted Discretion, to maintain with respect to the Borrowing Base, including, without limitation, (a) to reflect the impediments to the Collateral Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that any Agent determines will need to be satisfied in connection with the realization upon the Collateral, and (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base.

“Resignation Effective Date” has the meaning specified therefor in Section 10.07(a).

“Restricted Amount” has the meaning specified therefor in Section 2.05(h).

“Restricted Guarantor” means any Guarantor that, as a result of the Applicable Limitations, is not able to guarantee all of the Obligations and/or to grant a Lien on substantially all of its assets to secure the repayment of all of the Obligations.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or making of any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Second Amendment” means that certain Second Amendment to Financing Agreement, dated as of the Second Amendment Effective Date, by and among the Agents, the Borrowers, the Guarantors party thereto, and the Lenders party thereto.

“Second Amendment Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Borrowers and the Agents, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Second Amendment Effective Date.

“Second Amendment Effective Date” means January 29, 2019.

“Second Amendment Effective Date Transactions” means, collectively, (a) the payment of all outstanding obligations under the Bridge Notes, (b) the execution and delivery of the Second Amendment and the incurrence of the Tranche C Term Loans and the Tranche D Term Loans on the Second Amendment Effective Date under this Agreement and (c) the payment of the Second Amendment Transaction Costs.

“Second Amendment Transaction Costs” means the fees, premiums, expenses and other transaction costs incurred in connection with the Second Amendment Effective Date Transactions.

“Second GBB Warrant” the Warrant dated as of the Second Amendment Effective Date and issued by the Parent to Gordon Brothers Brands LLC, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Secured Party” means (a) any Agent and any Lender and (b) the successors and, subject to any limitations contained in this Agreement, assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means a Pledge and Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent, for the benefit of the Secured Parties, securing the Obligations.

“Security Documents” means, collectively, the Security Agreement, the Foreign Security Documents, and any other security documents made by a Loan Party in favor of the Collateral Agent, for the benefit of the Secured Parties, and securing the Obligations.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Jurisdiction” means the Netherlands, the United Kingdom and the United States of America (or any state thereof or the District of Columbia), and each other jurisdiction identified from time to time by the Collateral Agent to the Administrative Borrower, to the extent that the value of the aggregate assets of the Subsidiaries of the Parent in such jurisdiction exceeds $250,000, or the aggregate revenues or Consolidated EBITDA of the Subsidiaries of the Parent in such jurisdiction exceeds, for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, $250,000 or $250,000, respectively.

“Standard & Poor’s” means S&P Global Ratings and any successor thereto.

“Subordinated Creditor” means any Person that shall have entered into a Subordination Agreement with the Collateral Agent, on behalf of the Secured Parties.

“Subordinated Indebtedness” means (a) the Board Debt and (b) other Indebtedness of any Loan Party, in each case, which has a maturity date that is at least 91 days later than the Final Maturity Date and the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a Subordination Agreement, or (ii) otherwise on terms and conditions reasonably satisfactory to the Collateral Agent and the Required Lenders; provided, however, that the term “Subordinated Indebtedness” shall not include any subordinated intercompany Indebtedness among the Loan Parties and/or their Subsidiaries which is permitted to be incurred pursuant to the definition of Permitted Indebtedness and which is made in the form of subordinated intercompany notes issued pursuant to, and subject to the terms and provisions of, the Intercompany Subordination Agreement.

“Subordinated Indebtedness Documents” means all documents evidencing Subordinated Indebtedness, including, without limitation, each subordinated promissory note or agreement issued by a Loan Party to a Subordinated Creditor, and each other promissory note, instrument and agreement executed in connection therewith, all on terms and conditions reasonably satisfactory to the Agents and the Required Lenders.

“Subordination Agreement” means each subordination agreement by and among the Collateral Agent, the applicable Loan Parties, the applicable Subsidiaries of the Loan Parties and the applicable Subordinated Creditor, each in form and substance satisfactory to the Agents and each evidencing and setting forth the senior priority of the Obligations over such Subordinated Indebtedness and to the extent applicable, Liens, as the same may be amended, restated, amended and restated, supplemented and/or modified from time to time subject to the terms thereof.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.  References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

“Subsidiary Guarantor” means (a) on the Effective Date, each Subsidiary of Parent (other than any Excluded Subsidiary) that is organized in a Specified Jurisdiction on the Effective Date and (b) thereafter, each Subsidiary of Parent (other than any Excluded Subsidiary) that is required to guarantee (and guarantees) the Obligations pursuant to the terms of this Agreement.  The Subsidiary Guarantors on the Effective Date are listed on Schedule 1.01(C).

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations (other than Contingent Indemnity Obligations) are paid in full in cash and the Commitments of the Lenders have been terminated.

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur material liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

~~“Tranche A Term Loan Lender” means a Lender with a Tranche A Term Loan.~~

“Tranche A Term Loan” means the loans made by the Tranche A Term Loan Lenders to the U.S. Borrower on the Effective Date pursuant to Section 2.01(a)(i).

“Tranche A Term Loan Lender” means a Lender with a Tranche A Term Loan.

“Tranche A Term Loan Commitment” means, with respect to each Tranche A Term Loan Lender, the commitment of such Lender to make the Tranche A Term Loan to the U.S. Borrower in the amount set forth in Schedule 1.01(A).

“Tranche A Total Term Loan Commitment” means the sum of the amounts of the Tranche A Term Loan Lenders’ Tranche A Term Loan Commitments.  The amount of the Total Tranche A Term Loan Commitment on the Effective Date is $5,000,000.

“Tranche B Term Loan” means the loans made by the Tranche B Term Loan Lenders to the Dutch Borrower on the Effective Date pursuant to Section  2.01(a)(ii).

“Tranche B Term Loan Lender” means a Lender with a Tranche B Term Loan Commitment or a Tranche B Term Loan.

“Tranche B Term Loan Commitment” means, with respect to each Tranche B Term Loan Lender, the commitment of such Lender to make the Tranche B Term Loan to the Dutch Borrower in the amount set forth in Schedule 1.01(A).

“Tranche B Total Term Loan Commitment” means the sum of the amounts of the Tranche B Term Loan Lenders’ Tranche B Term Loan Commitments.  The amount of the Total Tranche B Term Loan Commitment on the Effective Date is $35,000,000.

“Tranche C Term Loan” means the loans made by the Tranche C Term Loan Lenders to the U.S. Borrower on the Second Amendment Effective Date pursuant to Section 2.01(a)(iii).

“Tranche C Term Loan Lender” means a Lender with a Tranche C Term Loan Commitment or a Tranche C Term Loan.

“Tranche C Term Loan Commitment” means, with respect to each Tranche C Term Loan Lender, the commitment of such Lender to make the Tranche C Term Loan to the U.S. Borrower in the amount set forth in Schedule 1.01(A).

“Tranche C Total Term Loan Commitment” means the sum of the amounts of the Tranche C Term Loan Lenders’ Tranche C Term Loan Commitments.  The amount of the Total Tranche C Term Loan Commitment on the Second Amendment Effective Date is $750,000.

“Tranche D Term Loan” means the loans made by the Tranche D Term Loan Lenders to the Dutch Borrower on the Second Amendment Effective Date pursuant to Section  2.01(a)(iv).

“Tranche D Term Loan Lender” means a Lender with a Tranche D Term Loan Commitment or a Tranche D Term Loan.

“Tranche D Term Loan Commitment” means, with respect to each Tranche D Term Loan Lender, the commitment of such Lender to make the Tranche D Term Loan to the Dutch Borrower in the amount set forth in Schedule 1.01(A).

“Tranche D Total Term Loan Commitment” means the sum of the amounts of the Tranche D Term Loan Lenders’ Tranche D Term Loan Commitments.  The amount of the Total Tranche D Term Loan Commitment on the Second Amendment Effective Date is $4,500,000.

“Tranches A and B Alternative Rate” means, at any date of determination, a rate per annum equal to the greater of (a) 11.10% and (b) the sum of (i) the Prime Rate plus (ii) 6.10%.

“Tranches C and D Alternative Rate” means, at any date of determination, a rate per annum equal to the greater of (a) 13.9% and (b) the sum of (i) the Prime Rate plus (ii) 8.4%.

“Transaction Costs” means the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions.

“Transactions” means, collectively, (a) the Refinancing, (b) the execution and delivery of the Loan Documents and the incurrence of the Tranche A Term Loans and the Tranche B Term Loans on the Effective Date under this Agreement and (c) the payment of the Transaction Costs.

“Transferee” has the meaning specified therefor in Section 2.09(a).

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

“UK Security Documents” means, collectively:

(a)an English law mortgage of the entire issued share capital of Hi-Tec Sports PLC between the Collateral Agent as mortgagee, and Hi-Tec Sports International Holdings B.V., as mortgagor, in and form and substance satisfactory to the Collateral Agent;

(b)an English law fixed and floating charge security agreement between Hi-Tec Sports PLC and Hi-Tec Sports UK Limited, as chargors, and the Collateral Agent, as chargee, in and form and substance satisfactory to the Collateral Agent; and

(c)all notices and acknowledgements required to be delivered or received (as the case may be) under the Loan Documents referred to in (a) and (b) above.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“Unrestricted Guarantor” means each Guarantor that is not a Restricted Guarantor.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Borrower” has the meaning specified therefor in the preamble hereto.

“U.S. Cash Management Account” means a Cash Management Account maintained by a U.S. Loan Party.

“U.S. Corresponding Liabilities” means the Obligations of a U.S. Loan Party, excluding its U.S. Parallel Liability.

“U.S. Disbursement Account” means a U.S. Cash Management Account maintained by a U.S. Loan Party for the purposes of making disbursements.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Obligations” means any portion of the Obligations arising under or in connection with the Tranche A Term Loan~~.~~ and the Tranche C Term Loan.

“U.S. Parallel Liability” means a U.S. Loan Party’s undertaking pursuant to Section 12.27.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“WARN” has the meaning specified therefor in Section 6.01(p).

“Warrants” means, collectively, (i) as of the Closing Date the GBB Warrant and the GBFC Warrant; and (ii) as of Second Amendment Effective Date the GBB Warrant, GBFC Warrant and Second GBB Warrant.

“Withholding Agent” means any Loan Party and the Administrative Agent.

~~“Working Capital” means, at any date of determination, (a) the sum, for any Person and its Subsidiaries, of (i) Cash On Hand, plus (ii) the unpaid face amount of all Accounts of such Person and its Subsidiaries which are due and payable within thirty (30) days after such date of determination, minus (b) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination.~~

Section 1.02Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03Certain Matters of Construction.  References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default or an Event of Default arising under Section 7.03(c), is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders (or, in the case of an Event of Default arising under Section 7.03(c), is cured within any period of cure expressly provided for in this Agreement).  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Secured Parties, Agents and the Lender. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to the actual knowledge of a senior officer of any Loan Party.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04Accounting and Other Terms.

(a)Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents)

as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).  Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter as FASB ASC 840) on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06Obligation to Make Payments in Dollars.  All payments to be made by any Loan Party of principal, interest, fees and other Obligations under any Loan Document shall be made in Dollars in same day funds, and no obligation of any Loan Party to make any such payment shall be discharged or satisfied by any payment other than payments made in Dollars in same day funds.

Section 1.07Dutch Terms. In any Loan Document, where it relates to a company incorporated under the Netherlands, a reference to:

(a)a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention-of-title arrangement (recht van retentie), right to reclaim goods (recht van reclame), privilege (voorrecht) and, in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(b)a director in relation to a Dutch Loan Party, means a managing director (bestuurder) and board of directors means its managing board (bestuur);

(c)a receiver or trustee in bankruptcy includes a curator;

(d)an attachment includes a beslag and attaching or taking possession of (any of those terms) includes beslag leggen;

(e)gross negligence means grove schuld;

(f)indemnify means vrijwaren;

(g)negligence means schuld;

(h)willful misconduct means opzet; and

(i)in relation to any procedure or step taken in the Netherlands, legal proceedings or other procedures shall also mean:

(i)a bankruptcy (faillissement), suspension of payments (surséance van betaling), emergency procedure (noodregeling) or any other procedure having the effect that any relevant entity to which it applies loses the free management or ability to dispose of its property (irrespective of whether that procedure is provisional or final); and

(ii)a dissolution (ontbinding) or any other procedure having the effect that the relevant entity to which it applies ceases to exist.

Section 1.08Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.09Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II.

THE LOANS

Section 2.01Commitments.

(a)Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)each Tranche A Term Loan Lender severally agrees to make its portion of the Tranche A Term Loan to the U.S. Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Tranche A Term Loan Commitment~~.~~; ~~and~~

(ii)each Tranche B Term Loan Lender severally agrees to make the Tranche B Term Loan to the Dutch Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Tranche B Term Loan Commitment;

(iii)each Tranche C Term Loan Lender severally agrees to make its portion of the Tranche C Term Loan to the U.S. Borrower on or about the Second Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Tranche C Term Loan Commitment; and

(iv)each Tranche D Term Loan Lender severally agrees to make the Tranche D Term Loan to the Dutch Borrower on or about the Second Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Tranche D Term Loan Commitment.

(b)Notwithstanding the foregoing:

(i)The aggregate principal amount of the Tranche A Term Loan made on the Effective Date shall not exceed the Total Tranche A Term Loan Commitment.  Any principal amount of the Tranche A Term Loan Commitment which is repaid or prepaid may not be reborrowed.

(ii)The aggregate principal amount of the Tranche B Term Loan made on the Effective Date shall not exceed the Tranche B Total Term Loan Commitment.  Any principal amount of the Tranche B Term Loan which is repaid or prepaid may not be reborrowed.

(iii)The aggregate principal amount of the Tranche C Term Loan made on the Second Amendment Effective Date shall not exceed the Total Tranche C Term Loan Commitment.  Any principal amount of the Tranche C Term Loan Commitment which is repaid or prepaid may not be reborrowed.

(iv)The aggregate principal amount of the Tranche D Term Loan made on the Second Amendment Effective Date shall not exceed the Tranche D Total Term Loan Commitment.  Any principal amount of the Tranche D Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02Making the Loans.  On the Effective Date, all Tranche A Term Loans and Tranche B Term Loans under this Agreement shall be made by the applicable Lenders simultaneously and proportionately to their Pro Rata Shares of the Tranche A Total Term Loan Commitment or the Tranche B Total Term Loan Commitment, as the case may be~~, it being~~.  On the Second Amendment Effective Date, all Tranche C Term Loans and Tranche D Term Loans under this Agreement shall be made by the applicable Lenders simultaneously and proportionately to their Pro Rata Shares of the Tranche C Total Term Loan Commitment or the Tranche D Total Term Loan Commitment, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03Repayment of Loans; Evidence of Debt.

(a)The U.S. Borrower shall repay in full the outstanding unpaid principal amount of the Tranche A Term Loan, and all accrued and unpaid interest thereon, on the earlier of (i) the Final Maturity Date and (ii) the date on which the Tranche A Term Loan is declared due and payable pursuant to the terms of this Agreement.  Additionally, the U.S. Borrower shall repay the aggregate principal amount of the Tranche A Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in inverse order of maturity):

Date	Amount
November 1, 2018	$12,500
February 1, 2019	$12,500
May 1, 2019	$31,250
August 1, 2019	$43,750
November 1, 2019	$43,750
February 1, 2020	$43,750
May 1, 2020	$43,750
August 1, 2020	$43,750
November 1, 2020	$43,750
February 1, 2021	$43,750
May 1, 2021	$43,750
August 1, 2021	$43,750
Final Maturity Date	The aggregate principal amount of the Tranche A Term Loans outstanding on such date

(b)The Dutch Borrower shall repay in full the outstanding unpaid principal amount of the Tranche B Term Loan, and all accrued and unpaid interest thereon, on the earlier of (i) the Final Maturity Date and (ii) the date on which the Tranche B Term Loan is declared due and payable pursuant to the terms of this Agreement. Additionally, the Dutch Borrower shall repay the aggregate principal amount of the Tranche B Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in inverse order of maturity):

Date	Amount
November 1, 2018	$87,500
February 1, 2019	$87,500
May 1, 2019	$218,750
August 1, 2019	$306,250
November 1, 2019	$306,250
February 1, 2020	$306,250
May 1, 2020	$306,250
August 1, 2020	$306,250
November 1, 2020	$306,250
February 1, 2021	$306,250
May 1, 2021	$306,250
August 1, 2021	$306,250
Final Maturity Date	The aggregate principal amount of the Tranche B Term Loans outstanding on such date

(c)The U.S. Borrower shall repay in full the outstanding unpaid principal amount of the Tranche C Term Loan, and all accrued and unpaid interest thereon, on the earlier of (i) the Final Maturity Date and (ii) the date on which the Tranche C Term Loan is declared due and payable pursuant to the terms of this Agreement.

(d)The Dutch Borrower shall repay in full the outstanding unpaid principal amount of the Tranche D Term Loan, and all accrued and unpaid interest thereon, on the earlier of (i) the Final Maturity Date and (ii) the date on which the Tranche D Term Loan is declared due and payable pursuant to the terms of this Agreement.

(e)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(g)The entries made in the accounts maintained pursuant to Section 2.03(~~c~~e) or Section 2.03(~~d~~f) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(~~c~~e) and the accounts maintained pursuant to Section 2.03(~~d~~f), the accounts maintained pursuant to Section 2.03(~~d~~f) shall govern and control.

(h)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04Interest.

(a)Interest Rate.

(i)Subject to Section 2.11 hereof, the Tranche A Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the Effective Date until repaid, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.

(ii)Subject to Section 2.11 hereof, the Tranche B Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the Effective Date until repaid, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.

(iii)Subject to Section 2.11 hereof, the Tranche C Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the Second Amendment Effective Date until repaid, at a rate per annum equal to the LIBOR Rate plus 11.15%.

(iv)Subject to Section 2.11 hereof, the Tranche D Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the Second Amendment Effective Date until repaid, at a rate per annum equal to the LIBOR Rate plus 11.15%.

(b)Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c)Interest Payment.  Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise~~).  Interest at the Post Default Rate shall be payable on demand~~); provided that, (x) the interest payable on the Tranche C Term Loan in excess of the rate per annum equal to the LIBOR

Rate plus 8.15%, shall be automatically paid-in-kind on each applicable interest payment date by capitalizing and adding such amount to the principal amount of the Tranche C Term Loan on the date such interest is payable, and (y) the interest payable on the Tranche D Term Loan in excess of the rate per annum equal to the LIBOR Rate plus 8.15%, shall be automatically paid-in-kind on each applicable interest payment date by capitalizing and adding such amount to the principal amount of the Tranche D Term Loan on the date such interest is payable.  Interest at the Post-Default Rate (and not just the amount payable in cash as of any interest payment) shall be payable on demand in cash.

(d)General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05Termination of Commitments; Prepayment of Loans.

(a)Termination of Commitments.

(i)Tranche A Term Loan Commitment.  The Tranche A Total Term Loan Commitment shall terminate upon the funding in full of the Tranche A Term Loans on the Effective Date.

(ii)Tranche B Term Loan Commitment.  The Tranche B Total Term Loan Commitment shall terminate upon the funding in full of the Tranche B Term Loans on the Effective Date.

(iii)Tranche C Term Loan Commitment.  The Tranche C Total Term Loan Commitment shall terminate upon the funding in full of the Tranche C Term Loans on the Second Amendment Effective Date.

(iv)Tranche D Term Loan Commitment.  The Tranche D Total Term Loan Commitment shall terminate upon the funding in full of the Tranche D Term Loans on the Second Amendment Effective Date.

(b)Optional Prepayment.

(i)Loans.  Subject to the terms of the Fee Letter, the Borrowers may, ~~at any time and from time to time after May 4, 2019,~~ upon at least 3 Business Days’ prior written notice to the Administrative Agent, prior to 12:00 p.m. (New York City time) (or such shorter period of time as the Administrative Agent may agree to), prepay the principal of the Loans, in whole or in part; provided, that the Borrowers may prepay the principal of the Tranche C Term Loan or Tranche D Term Loan only if (i) prior to or in connection with such prepayment, the Tranche A Term Loan and Tranche B Term Loan have been paid in full and (ii) in connection with such prepayment both the Tranche C Term Loan and Tranche D Term Loan are paid in full provided that such notice may provide that it is conditioned upon the consummation of another financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Administrative Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice.  Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable ~~Premium~~Premiums, if any, payable in connection with such prepayment of the Loans.  Each such prepayment shall be applied (i) first, against the remaining installments of principal due on the ~~Loans~~Tranche A Term Loan and the Tranche B Term Loan (on a pro rata basis between the Tranche A Term Loan and the Tranche B Term Loan) in the inverse order of maturity until such Loans have been paid in full; provided that in no event shall the Administrative Borrower be permitted to allocate any such prepayment between the Tranche A Term Loan and the Tranche B Term Loan if the result of such allocation would be that the aggregate then-outstanding principal amount of the Tranche A Term Loans is less than 60% of the aggregate then-outstanding principal amount of the Tranche A Term Loans and Tranche B Term Loans; provided, however, that such requirement may be waived by the Collateral Agent in its discretion and (ii) then, to principal due on the Tranche C Term Loan and the Tranche D Term Loan.

(ii)Termination of Agreement.  Subject to the terms of the Fee Letter, the Borrowers may, upon at least 5 Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree to) by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable ~~Premium~~Premiums, if any, payable in connection with such termination of this Agreement; provided that such notice may provide that it is conditioned upon the consummation of another financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Administrative Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(ii), then the Borrowers shall be obligated to repay the Obligations, in full, plus the Applicable ~~Premium~~Premiums, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c)Mandatory Prepayment.

(i)Upon any Disposition of Non-Primary Brands by any Loan Party or its Subsidiaries, the Borrowers shall promptly (and in any event within two (2) Business Days) prepay the outstanding principal amount of the Loans, to be applied in accordance with Section 2.05(d), in an amount equal to 50% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this Section 2.05(c)(i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(ii)Upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n), or (q) (without limiting clause (i) above) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrowers shall promptly (and in any event within two (2) Business Days) prepay the outstanding principal amount of the Loans, to be applied in accordance with Section 2.05(d), in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $250,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii)Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than, so long as no Default or Event of Default has occurred and is continuing, Excluded Equity Issuances), the Borrowers shall promptly (and in any event within two (2) Business Days) prepay the outstanding amount of the Loans, to be applied in accordance with Section 2.05(d), in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall promptly (and in any event within two (2) Business Days) prepay the outstanding principal of the Loans, to be applied in accordance with Section 2.05(d), in an amount equal to 100% of the Net Cash Proceeds received by such Person.

(v)If the Loan Parties fail to comply with their obligations under (A) Section 5.02(j) within the time period set forth therein (or such later date as the Agents may agree in their sole discretion), the Borrowers shall promptly (and in any event within two (2) Business Days of failing to comply with such covenant) prepay the outstanding principal of the Loans, to be applied in accordance with Section 2.05(d), in an amount equal to $2,760,000; and/or (B) Section 5.02(k) within the time period set forth therein (or such later date as the Agents may agree in their sole discretion), the Borrowers shall promptly (and in any event within two (2) Business Days of failing to comply with such covenant) prepay the outstanding principal of the Loans, to be applied in accordance with Section 2.05(d), in an amount equal to $1,240,000.

(vi)Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, up to $250,000 in the aggregate in any Fiscal Year of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used or useful in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 5 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used or useful in such Person’s business within a period specified in such certificate not to exceed 120 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

(d)Application of Payments.  Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii) and (c)(iv) above shall be applied~~, to the Loans~~ (i) first, against the remaining installments of principal due on the Tranche A Term Loan and Tranche B Term Loan (on a pro rata basis between the Tranche A Term Loan and the Tranche B Term Loan) in the inverse order of maturity until such Loans have been paid in full~~. Each such prepayment of the Loans shall be applied against the remaining installments of principal of~~ and (ii) then, to principal due on the Tranche C Term Loan and the Tranche D Term Loan (on a pro rata basis between the Tranche ~~A~~C Term Loan and the Tranche ~~B~~D Term Loan) until such Loans have been paid in ~~the inverse order of maturity~~full.  Notwithstanding the foregoing, (A) payments made by any CFC of a U.S. Loan Party or with the proceeds of Collateral of a CFC of a U.S. Loan Party shall be applied only (i) to the Tranche B Term Loan and the Foreign Obligations related thereto until such Loans are paid in full and (ii) then to the Tranche D Term Loan and the Foreign Obligations related thereto until such Loans are paid in full, and (B) after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e)[Reserved.]

(f)Interest and Fees.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) the Applicable ~~Premium~~Premiums, if any, payable in connection with such prepayment of the Loans to the extent required under the Fee Letter and (iii) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date and payable hereunder.

(g)Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(h)Foreign Subsidiary Limitations.  Mandatory prepayments required to be made pursuant to Sections 2.05(c)(i), (ii) and (iv) as a result of a Foreign Subsidiary (other than a Borrower) receiving Net Cash Proceeds in respect of Dispositions or Extraordinary Receipts will be subject to permissibility under local law and limited by Applicable Limitations (in each case, as reasonably determined by the Collateral Agent and the Administrative Borrower); provided that the Borrowers shall use commercially reasonable efforts to take all actions required by or available under applicable Requirements of Law to permit such Foreign Subsidiaries to distribute such Net Cash Proceeds to the Borrowers to allow the applicable Borrowers to make such mandatory prepayments.  Further, if the Administrative Borrower and the Collateral Agent determine in good faith that, any Foreign Subsidiary would incur a material tax liability (including any withholding tax), if all or a portion of the funds required to make such mandatory prepayments were upstreamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the relevant Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as the applicable Foreign Subsidiary may upstream or transfer such Restricted Amount without incurring such tax liability; provided that (x) the provisions set forth above with respect to any such deduction shall not apply if an Event of Default is continuing and (y) if the circumstance giving rise to any Restricted Amount ceases to exist, Parent or the relevant Foreign Subsidiary shall promptly distribute such Restricted Amount to the applicable Borrower for mandatory prepayment of the Loans.

Section 2.06Fees.

(a)Fee Letter.  As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

(b)Appraisal and Collateral Monitoring Fees.  The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, valuations and/or appraisals of any or all of the Loan Parties at any time and from time to time.  The Borrowers agree to pay the documented out-of-pocket costs and expenses of all such visits, inspections, audits, valuations and/or appraisals; provided that, so long as no Event of Default shall have occurred and be continuing, no Borrower shall be obligated to reimburse the Agents for more than one (1) appraisal during any calendar year and one (1) field examination during any calendar year; provided further that, at any time that an Additional Appraisal Triggering Event shall have occurred, the Borrower shall be obligated to reimburse the Agents for an additional appraisal.  The Agents may undertake up to two (2) additional field examinations per year and up to two (2) additional appraisals per year, which, so long as no Event of Default shall have occurred and be continuing, be at the expense of the Lenders.

(c)All fees due under the Loan Documents shall be paid on the dates due, in immediately available funds, to the applicable Agent for the account of the Agents and Lenders as provided herein and under the other Loan Documents.  All fees shall be fully earned as accrued and shall not be refundable when paid under any circumstances.

Section 2.07Reserves.  The Administrative Agent shall have the right from time to time, in its Permitted Discretion, to establish, modify, or eliminate any applicable Reserves against the Borrowing Base, in each case, upon ten (10) Business Days’ prior written notice to the Administrative Borrower.

Section 2.08[Reserved.]

Section 2.09Taxes.

(a)Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law.  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)), (i) the applicable Withholding Agent shall make such deductions, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Secured Party (or such Transferee) receives the amount equal to the sum it would have received had no such deductions been made.  In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b)Each Loan Party shall deliver to each Secured Party official receipts, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Secured Party, in each case, in respect of any Taxes payable pursuant to this Section 2.09 as soon as practicable after payment of such Taxes to a Governmental Authority.

(c)The U.S. Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against the full amount of any Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority.  The Foreign Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against the full amount of any Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid by such Person to the extent such Indemnified Taxes are imposed on such Person with respect to the Foreign Obligations, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority.  Any indemnification payments required to be made pursuant to this Section 2.09(c) shall be paid by the U.S. Loan Parties or the Foreign Loan Parties, as applicable, within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes.

(d)Each Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN-E, W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, such Lender (or Transferee) or Agent shall deliver such forms within 20 days after receipt of a written request therefor from the Administrative Borrower or any Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.

(e)Any Secured Party (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower if the Secured Party (or Transferee) determines, in its sole discretion, that the making of such a filing (i) would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, (ii) would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and (iii) would not be otherwise disadvantageous to such Secured Party (or Transferee).

(f)If any Secured Party (or a Transferee) determines, in its sole discretion, that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has made an indemnity payment or paid additional amounts, pursuant to this Section 2.09, it shall promptly notify the Administrative Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Administrative Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties’ expense.  If any Secured Party (or a Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has made an Indemnity payment or paid additional amounts pursuant to this Section 2.09, it shall within 30 days from the date of such receipt pay over such refund to the Administrative Borrower, net of all out‑of‑pocket expenses (including Taxes) of such Secured Party (or Transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Administrative Borrower and any Loan Party that receives a refund pursuant to the preceding sentence shall, upon the request of such Secured Party (or Transferee), repay to such Secured Party (or Transferee) the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party (or Transferee) is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will any Secured Party (or a Transferee) be required to pay any amount to the Administrative Borrower or any Loan Party pursuant to this paragraph (f) the payment of which would place such Secured Party (or Transferee) in a less favorable net after-Tax position than the Secured Party (or Transferee) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Secured Party (or a Transferee) to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Administrative Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the

Agents as may be necessary for the Administrative Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Any forms, certifications or other documentation under this clause (g) shall be delivered by each Lender (or Transferee) and each Agent.

(h)The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10Increased Costs and Reduced Return.

(a)If any Secured Party shall have determined that any Change in Law shall, (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (except, in each case, Indemnified Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party (other than those taken into account in determining the LIBOR Rate) or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition (other than with respect to Taxes) regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at a rate per annum equal to the rate then applicable to the Loans.  A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)The obligations of the Loan Parties under this Section 2.10 shall survive the Termination Date.

Section 2.11Impracticability.

(a)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the LIBOR Rate and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in the preceding clause (i) have not arisen but the supervisor for the administrator of the Reuters Screen Page LIBOR 01, or a successor thereof, or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement conclusively identifying a specific date after which the Reuters Screen Page LIBOR 01, or a successor thereof, shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Administrative Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest shall be less than 2.00%, such rate shall be deemed to be 2.00% for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 12.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 5 Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b), at all times after the LIBOR Rate has actually become unavailable, ~~all~~(x) all Tranche A Term Loans and Tranche B Term Loans shall accrue interest at the Tranches A and B Alternative Rate and (y) all Tranche C Term Loans and Tranche D Term Loans shall accrue interest at the Tranches C and D Alternative Rate, and 3% of such interest accruing at the Tranches C and D Alternative Rate shall paid by adding such amount to the principal amount of the Tranche C Term Loan and Tranche D Term Loan, as applicable, on the date such interest is payable.

(b)The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requires the Borrowers to pay any Additional Amounts under Section 2.09 or requests compensation under Sections 2.10, then such Lender shall (at the request of the Administrative Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requires the Borrowers to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the new Lender is a Non-Public Lender;

(ii)the Borrowers shall have paid to the Agents any assignment fees specified in Section 12.07;

(iii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iv)in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(v)such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above.  If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  Any such assignment shall be made in accordance with the terms of Section 12.07.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply.

ARTICLE III.

[INTENTIONALLY OMITTED]

ARTICLE IV.

APPLICATION OF PAYMENTS; JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01Payments; Computations and Statements.

(a)The Borrowers will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account.  All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders, except as otherwise permitted by Section 2.09.  After receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of per annum fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)[Reserved.]

Section 4.02Sharing of Payments.  Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03Apportionment of Payments.

(a)All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)After the occurrence and during the continuance of an Event of Default,

(i)the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments by the U.S. Loan Parties, including without limitation, all proceeds of the Collateral of any U.S. Loan Party, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche A Term Loan Lenders until paid in full; (~~vii~~v) fifth, ratably to pay interest then due and payable in respect of the Tranche A Term Loans until paid in full; (~~viii) sixth, ratably to pay principal of the Tranche A Term Loans until paid in full; (ix) seventh, ratably to pay the U.S. Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; (x) eighth, to the ratable repayment of all other U.S. Obligations then due and payable; and (xi) ninth, as set forth in Section 4.03(b)(ii) below~~vii) sixth, ratably to pay principal of the Tranche A Term Loans until paid in full; (vii) seventh, ratably to pay the U.S. Obligations in respect of any Applicable Premium applicable to the Tranche A Term Loans then due and payable to the Lenders until paid in full; (viii) eighth, to the ratable repayment of all other U.S. Obligations then due and payable in respect of the Tranche A Term Loans to the Tranche A Term Loan Lenders; (ix) ninth, to pay interest then due and payable in respect of the Collateral Agent Advances in respect of the

Foreign Obligations until paid in full; (x) tenth, to pay principal of the Collateral Agent Advances in respect of the Foreign Obligations until paid in full; (xi) eleventh, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche B Term Loan Lenders until paid in full; (xii) twelfth, ratably to pay interest then due and payable in respect of the Tranche B Term Loans until paid in full; (xiii) thirteenth, ratably to pay principal of the Tranche B Term Loans until paid in full; (xiv) fourteenth, ratably to pay the Foreign Obligations in respect of any Applicable Premium applicable to the Tranche B Term Loans then due and payable to the Lenders until paid in full; (xv) fifteenth, to the ratable payment of all other Foreign Obligations then due and payable in respect of the Tranche B Term Loans to the Tranche B Term Loan Lenders; and (xvi) sixteenth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche C Term Loan Lenders until paid in full; (xvii) seventeenth, ratably to pay interest then due and payable in respect of the Tranche C Term Loans until paid in full; (xviii) eighteenth, ratably to pay principal of the Tranche C Term Loans until paid in full; (xix) nineteenth, ratably to pay the U.S. Obligations in respect of any Applicable Premium applicable to the Tranche C Term Loans then due and payable to the Lenders until paid in full; (xx) twentieth, to the ratable payment of all other U.S. Obligations then due and payable in respect of the Tranche C Term Loans to the Tranche C Term Loan Lenders; (xxi) twenty-first, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche D Term Loan Lenders until paid in full; (xxii) twenty-second, ratably to pay interest then due and payable in respect of the Tranche D Term Loans until paid in full; (xxiii) twenty-third, ratably to pay principal of the Tranche D Term Loans until paid in full; (xxiv) twenty-fourth, ratably to pay the Foreign Obligations in respect of any Applicable Premium applicable to the Tranche D Term Loans then due and payable to the Lenders until paid in full; and (xxv) last, to the ratable payment of all other Foreign Obligations then due and payable in respect of the Tranche D Term Loans to the Tranche D Term Loan Lenders; and

(ii)the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments by the Foreign Loan Parties, including without limitation, all proceeds of the Collateral of any Foreign Loan Party, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances in respect of the Foreign Obligations until paid in full; (iii) third, to pay principal of the Collateral Agent Advances in respect of the Foreign Obligations until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche B Term Loan Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Tranche B Term Loans until paid in full; (vi) sixth, ratably to pay principal of the Tranche B Term Loans until paid in full; (vii) seventh, ratably to pay the Foreign Obligations in respect of any Applicable Premium ~~then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Foreign Obligations then due and payable~~applicable to the Tranche B Term Loans then due and payable to the Lenders until paid in full; (viii) eighth, to the ratable payment of all other Foreign Obligations then due and payable in respect of the Tranche B Term Loans to the Tranche B Term Loan Lenders; (ix) ninth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Tranche D Term Loan Lenders until paid in full; (x) tenth, ratably to pay interest then due and payable in respect of the Tranche D Term Loans until paid in full; (xi) eleventh, ratably to pay principal of the Tranche D Term Loans until paid in full; (xii) twelfth, ratably to pay the Foreign Obligations in respect of any Applicable Premium applicable to the Tranche D Term Loans then due and payable to the Lenders until paid in full; and (xiii) thirteenth, to the ratable payment of all other Foreign Obligations then due and payable in respect of the Tranche D Term Loans to the Tranche D Term Loan Lenders.

(c)For purposes of Section 4.03(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding.

(d)In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04[Reserved.]

Section 4.05Administrative Borrower; Joint and Several Liability.

(a)Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b)The U.S. Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrowers, or the manner in which any Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records.  The U.S. Borrower shall be liable for all amounts due to any Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which any Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. The U.S. Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and the U.S. Borrower’s Obligations arising as a result of the joint and several liability of the U.S. Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of the U.S. Borrower. The U.S. Borrower’s joint and several obligations hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of any circumstances which might constitute a legal or equitable discharge or defense of the U.S. Borrower hereunder with respect to the Loans made to any of the Borrowers hereunder.

(c)The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full in cash or otherwise fully satisfied.

(d)Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V.

CONDITIONS TO LOANS

Section 5.01Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the ~~”~~“Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner reasonably satisfactory to the Agents:

(a)Payment of Fees, Etc.  The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04 that have been invoiced.

(b)Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on the Effective Date (except to the extent that any such representation or warranty expressly relates solely to an earlier date, which representation and warranty shall be true and correct on and as of such earlier date), and (ii) at the time of and after giving effect to the making of the Loans and the application of the proceeds thereof on the Effective Date, no Default or Event of Default has occurred and is continuing or would result therefrom.

(c)Legality.  The making of the Loans shall not contravene any law, rule or regulation applicable to any Secured Party, including without limitation Regulation T, U or X.

(d)Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)this Agreement, duly executed by each of the parties hereto;

(ii)the Security Documents, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii)(A) a UCC Filing Authorization Letter, together with evidence reasonably satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement; and (B) subject to Section 5.02, evidence reasonably satisfactory to the Collateral Agent of all other filings and recordings as may be reasonably necessary or, in the reasonable judgment of the Collateral Agent, desirable to perfect the security interests purported to be created by each other Security Document;

(iv)the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens), to the extent applicable in the relevant jurisdiction;

(v)a Perfection Certificate;

(vi)the Disbursement Letter;

(vii)the Fee Letter;

(viii)the Intercompany Subordination Agreement;

(ix)a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, and with respect to any Loan Party incorporated in the Netherlands an up-to-date excerpt from the Dutch trade register in respect to such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) with respect to any Loan Party incorporated in the Netherlands, as to any request for advice submitted to any works council (ondernemingsraad) and any unconditional and positive advice of any such works council, and (D) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(x)the Financial Statements and the Projections described in Section 6.01(g) hereof and (ii) a certificate of the chief financial officer of the Parent certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i), Section 6.01(g)(ii), and Section 6.01(gg)(ii) and as to the matters set forth in Section 5.01(i) (including calculations demonstrating such compliance, where applicable);

(xi)a certificate of the chief financial officer of Parent, certifying as to the Solvency of the Parent and its Subsidiaries on a consolidated basis (immediately before and after giving effect to the making of the Tranche A Term Loans and Tranche B Term Loans on the Effective Date and the consummation of the other Transactions) substantially in the form of Exhibit C;

(xii)a Borrowing Base Certificate dated as of the Effective Date, executed by an Authorized Officer of the Administrative Borrower;

(xiii)a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of (to the extent such concept is applicable in the relevant jurisdiction), and the payment of taxes by, such Loan Party in such jurisdictions;

(xiv)an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., U.S. counsel to the Loan Parties, as to such matters as the Administrative Agent and Collateral Agent may reasonably request;

(xv)evidence of the insurance coverage, certificates, and endorsements required by Section 7.01 and the terms of each Security Agreement, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

(xvi)evidence of the payment in full of all Indebtedness under the Existing Credit Facilities, together with (A) a termination and release agreement with respect to the Existing Credit Facilities and all related documents, duly executed by or on behalf of the Loan Parties and the Existing Lenders, (B) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office, the United States Copyright Office, and any applicable recording offices outside of the United States, as applicable, and covering any intellectual property of the Loan Parties, and (C) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral; and

(xvii)promissory notes executed by the Borrowers in favor of each Lender requesting such promissory notes.

(e)Material Adverse Effect.  Since December 31, 2017, no change, event, circumstance, or development shall have occurred which constitutes or could reasonably be expected to have a Material Adverse Effect.

(f)Appraisals and Field Examination.  The Agents shall have received, and shall be satisfied with, the results of all Collateral appraisals reasonably requested by the Agents (including, without limitation, an Intellectual Property and Intellectual Property Contracts appraisal) and a field examination of the Loan Parties;

(g)Warrants.  Each Lender shall have received the applicable Warrant issued in favor of such Lender from the Parent, such Warrant to be in form and substance reasonably satisfactory to such Lender.

(h)Subordinated Indebtedness Documents; Subordination Agreements.  The Agents shall have received (i) a duly executed certificate of an Authorized Officer of the Administrative Borrower attaching true, correct and complete, fully-executed and certified copies of each of the Subordinated Indebtedness Documents (including, without limitation, with respect to the Board Debt), each of which shall be in form and substance, and on terms and conditions, reasonably satisfactory to the Agents; (ii) substantially concurrently with the Indebtedness hereunder, with respect to the Board Debt refinancing certain of the Indebtedness under the Existing Credit Facilities, the Loan Parties shall incur an additional amount of Indebtedness in the principal amount of $2,000,000 from US Bank FBO Cove Street Capital Small Cap Value Fund; and (iii) a fully executed and delivered copy of each Subordination Agreement in respect of Subordinated Indebtedness (including, without limitation, with respect to the Board Debt), each in form and substance reasonably satisfactory to the Agents and the Lenders, and such agreements shall be in full force and effect.

(i)Qualified Cash.  On a pro forma basis after giving effect to the making of the Tranche A Term Loans and Tranche B Term Loans on the Effective Date and the consummation of the other Transactions, the Borrowers have Qualified Cash of not less than $1,000,000 after giving effect to such Loans and Transactions.

(j)Approvals; Officer’s Certificate.  The Agents and the Lenders shall have received a certificate of an Authorized Officer of the Administrative Borrower (i) either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by each Loan Party of the Transactions, the execution, delivery and performance by each Loan Party and/or the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and (ii) certifying as to the matters set forth in Section 5.01(b), (e) and (k).

(k)Proceedings.  There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any Governmental Authority related to the making of the Tranche A Term Loans and Tranche B Term Loans or the consummation of the other Transactions, or which could reasonably be expected to have a Material Adverse Effect.

(l)KYC.  The Agents and the Lenders shall have each received all documentation and other information requested by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, the results of which shall be reasonably satisfactory to the Agents and the Lenders.

(m)Legality.  The making of ~~such Loan~~the Tranche A Term Loans and Tranche B Term Loans shall not contravene any law, rule or regulation applicable to any Loan Party or Secured Party.

(n)Other Documents and Information.  The Agents shall have received such other assurances, certificates, documents, consents or opinions as any Agent or any Lender reasonably may require.

For purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 5.02Conditions Subsequent to Effectiveness.  As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Tranche A Term Loans and Tranche B Term Loans on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Effective Date.

In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.02):

(a)no later than (i) 30 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion) with respect to accounts maintained in the U.S. and (ii) 45 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion) with respect to accounts maintained outside of the U.S., the delivery to the Collateral Agent of all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution, with respect to each of the accounts that are set forth on Schedule IV to the Security Agreement or, with respect to accounts administered or held with any financial institution in the Netherlands, as set forth in the applicable Dutch Security Documents;

(b)the Loan Parties shall use commercially reasonable efforts to deliver, no later than 30 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), to the Collateral Agent a landlord waiver, in form and substance reasonably satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by the landlord with respect to the corporate headquarters of the Parent;

(c)no later than 60 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall obtain and record releases and terminations with the United States Patent and Trademark Office any all other foreign intellectual property offices for all Liens and security interests on all registered Trademarks (including, without limitation, those Trademarks listed on Schedule 5.02(c) hereto) other than (i) the Liens and security interests filed in favor of the Existing Lenders which shall be terminated on the Effective Date; and (ii) the Liens and security interests in favor of the Collateral Agent to be filed in connection with this Agreement;

(d)no later than 45 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall file or cause to be filed a UCC-3 termination statement with respect to that certain financing statement (Filing No. 20123420223) filed by JPMorgan Chase Bank, N.A. against Cherokee Inc.;

(e)no later than 45 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall file or cause to be filed a UCC-3 termination statement with respect to that certain financing statement (Filing No. 20182925689) filed by Komatsu Financial Limited Partnership against Cherokee Inc.;

(f)no later than 5 Business Days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall deliver or cause to be delivered to the Collateral Agent the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged under Security Documents, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(g)no later than 15 Business Days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall deliver each of the fully executed Dutch Deeds of Pledge of Shares, in form and substance reasonably satisfactory to the Agents, to the Agents;

(h)no later than 5 Business Days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall deliver fully executed copies of amendments to each of the operating agreements of SPELL C. LLC, Cherokee Brands LLC, Hawk 900 Brands LLC, EDCA LLC, FFS Holdings, LLC, and Flip Flop Shops Franchise Company, LLC, in each case, in form and substance reasonably satisfactory to the Agents and to reflect the equity pledged to the Collateral Agent;

(i)no later than 30 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall deliver to the Agents the insurance endorsements naming the Collateral Agent as additional insured and/or lenders loss payee, as applicable, and the notice of cancellation endorsements, as required by Section 7.01 and the terms of each Security Agreement;

(j)no later than 90 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall deliver to the Agents a fully executed amendment, in form and substance reasonably satisfactory to the Agents, to that certain license agreement with Advanced Manufacturing Group Limited, which amendment shall change the governing law under such license to New York law, California law or the laws of any other state within the United States acceptable to the Agents; provided that, that no Default or Event of Default shall be deemed to have occurred with respect to this clause (j) to the extent the Loan Parties comply with the terms of Section 2.05(c)(v); and

(k)no later than 90 days after the Effective Date (or such later date as the Agents shall agree in their sole discretion), the Loan Parties shall deliver to the Agents a fully executed amendment, in form and substance reasonably satisfactory to the Agents, to that certain license agreement with Martes Sport SP.Zo.o, which amendment shall change the governing law under such license to New York law, California law or the laws of any other state within the United States acceptable to the Agents; provided that, that no Default or Event of Default shall be deemed to have occurred with respect to this clause (k) to the extent the Loan Parties comply with the terms of Section 2.05(c)(v).

Section 5.03Conditions Precedent to Tranche C Term Loans and Tranche D Term Loans.  The obligations of the Tranche C Term Loan Lenders and the Tranche D Term Loan Lenders to make the Tranche C Term Loans and the Tranche D Term Loans on the Second Amendment Effective Date shall be subject to the following conditions precedent, each of which shall have been satisfied in a manner reasonably satisfactory to the Agents:

(a)Payment of Fees, Etc.  The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04 that have been invoiced.

(b)Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) on the Second Amendment Effective Date, and (ii) at the time of and after giving effect to the making of the Tranche C Term Loans and the Tranche D Term Loans and the application of the proceeds thereof on the Second Amendment Effective Date, no Default or Event of Default has occurred and is continuing or would result therefrom.

(c)Legality.  The making of the Tranche C Term Loans and the Tranche D Term Loans shall not contravene any law, rule or regulation applicable to any Secured Party, including without limitation Regulation T, U or X.

(d)Delivery of Documents.  The Agents shall have received on or before the Second Amendment Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Second Amendment Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)the Second Amendment, duly executed by each of the parties hereto;

(ii)the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens), to the extent applicable in the relevant jurisdiction;

(iii)the Second Amendment Disbursement Letter;

(iv)the Fee Letter;

(v)a certificate of an Authorized Officer of each Loan Party, certifying (A) as to no change to the Governing Documents of such Loan Party since the delivery to the Agents of the Governing Documents on the Effective Date, (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) with respect to any Loan Party incorporated in the Netherlands, as to any request for advice submitted to any works council (ondernemingsraad) and any unconditional and positive advice of any such works council, and (D) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan

Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(vi)a certificate of the chief financial officer of Parent, certifying as to the Solvency of the Parent and its Subsidiaries on a consolidated basis (immediately before and after giving effect to the making of the Tranche C Term Loans and Tranche D Term Loans on the Second Amendment Effective Date and the consummation of the other Second Amendment Effective Date Transactions);

(vii)a Borrowing Base Certificate dated as of the Second Amendment Effective Date, executed by an Authorized Officer of the Administrative Borrower;

(viii)a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Second Amendment Effective Date as to the subsistence in good standing of (to the extent such concept is applicable in the relevant jurisdiction), and the payment of taxes by, such Loan Party in such jurisdictions;

(ix)(A) an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., U.S. counsel to the Loan Parties, as to such matters as the Administrative Agent and Collateral Agent may reasonably request, and (B) an opinion of DLA Piper, Dutch counsel to the Administrative Agent and Collateral Agent, as to such matters as the Administrative Agent and Collateral Agent may reasonably request;

(x)evidence of the payment in full of all Indebtedness under the Bridge Notes, together with a termination and release agreement with respect to the Bridge Notes and all related documents, duly executed by or on behalf of the applicable Loan Parties and the holders of the obligations thereunder; and

(xi)promissory notes executed by the Borrowers in favor of each Lender requesting such promissory notes.

(e)Material Adverse Effect.  Since December 31, 2017, no change, event, circumstance, or development shall have occurred which constitutes or could reasonably be expected to have a Material Adverse Effect.

(f)Warrants.  Gordon Brothers Brands LLC shall have received the Second GBB Warrant issued in favor of such Lender from the Parent, such Warrant to be in form and substance reasonably satisfactory to such Lender.

(g)Approvals; Officer’s Certificate.  The Agents and the Lenders shall have received a certificate of an Authorized Officer of the Administrative Borrower (i) either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by each Loan Party of the Second Amendment Effective Date Transactions, the execution, delivery and performance by each Loan Party and/or the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and (ii) certifying as to the matters set forth in Section 5.03(b), (e) and (h).

(h)Proceedings.  There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any Governmental Authority related to the making of the Tranche C Term Loans and Tranche D Term Loans or the consummation of the other Second Amendment Effective Date Transactions, or which could reasonably be expected to have a Material Adverse Effect.

(i)Legality.  The making of the Tranche C Term Loans and the Tranche D Term Loans shall not contravene any law, rule or regulation applicable to any Loan Party or Secured Party.

(j)Other Documents and Information.  The Agents shall have received such other assurances, certificates, documents, consents or opinions as any Agent or any Lender reasonably may require.

For purposes of determining compliance with the conditions specified in this Section 5.03, each Lender that has signed the Second Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Amendment Effective Date specifying its objection thereto.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Section 6.01Representations and Warranties.  Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except (solely for the purposes of subclause (iv)), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c)Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d)Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e)Capitalization.  On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e).  All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens).  Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f)Litigation.  Except as set forth in Schedule 6.01(f), there is no pending or, to the knowledge of any Loan Party, threatened (in writing) action, suit or proceeding affecting any Loan Party, any of its Subsidiaries, or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)Financial Statements.

(i)The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject, in the case of interim statements, to the absence of year-end footnotes and subject to audit adjustments that are not material).  All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries, to the extent required by GAAP to be set forth, are set forth in the Financial Statements.  Since December 31, 2017, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)[Reserved].

(iii)The Parent has heretofore furnished to the Agents (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the periods from February 2018, through the end of the Fiscal Year ended on or around February 2, 2019, and (B) projected quarterly income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Year ending in 2020 and income statements of the Parent and its Subsidiaries for the Fiscal Year ending in 2021, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).

(h)Compliance with Law, Etc.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law, or (iii) any Material Contract binding on or otherwise affecting it or any of its properties, except in the cases of this subclause (iii) where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(i)ERISA.  Except as set forth on Schedule 6.01(i) or as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) if required to be filed, the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan (if any) have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code.  Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability.  No Loan Party or any of its ERISA Affiliates has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code with respect to an

Employee Plan, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid, in each case of clauses (i) through (iv), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, or (ii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue  Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment or, if later, the end of a former employee’s severance period, in each case of clauses (i) and (ii), except if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(j)Taxes, Etc.  All foreign, Federal and material provincial, state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and (ii) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the date hereof have been paid, except (x) unpaid Taxes in an aggregate amount at any one time not in excess of $250,000, and (y) Taxes contested in good faith by proper proceedings which stay the imposition of any penalty or Lien and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)Regulations T, U and X.  No Loan Party or Subsidiary is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)Nature of Business.

(i)No Loan Party or Subsidiary is engaged in any business other than as set forth on Schedule 6.01(l) and business activities reasonably related or incidental thereto.

(ii)Other than as permitted under Section 7.02(d)(ii), the Dutch Borrower does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries) or engage in any operations or business (other than the ownership of its Subsidiaries).

(m)Adverse Agreements, Etc.  No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing

Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent that any such condition, event or claim could not reasonably be expected to have a Material Adverse Effect.

(o)Properties. Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

(p)Employee and Labor Matters.  Except as could reasonably be expected to have a Material Adverse Effect, there is no (i) unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the  knowledge of each Loan Party, union representation question existing with respect to the employees of any Loan Party or union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have been in substantial compliance with the Fair Labor Standards Act or any other applicable legal requirements.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(q)Environmental Matters.  Except as set forth on Schedule 6.01(q), (i) the operations of each Loan Party are in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or, to the knowledge of any Loan Party, a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or, to the knowledge of any Loan Party, any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material for which such Loan Party could reasonably be expected to be liable under Environmental Laws; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(r)Insurance.  Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h).  Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(s)Use of Proceeds.  The proceeds of the Tranche A Term Loans and Tranche B Term Loans shall be used on the Effective Date (a) to consummate the Refinancing, (b) for the payment of the Transaction Costs, and (c) for working capital and other general corporate purposes of the Borrowers.  The proceeds of the Tranche C Term Loans and Tranche D Term Loans shall be used on the Second Amendment Effective Date (a) to pay all outstanding obligations under the Bridge Notes, (b) for the payment of the Second Amendment Transaction Costs, and (c) for working capital and other general corporate purposes of the Borrowers.

(t)Solvency.  Immediately before and after giving effect to the making of the Tranche A Term Loans and the Tranche B Term Loans on the Effective Date and the consummation of the other Transactions, the Parent and its Subsidiaries, on a consolidated basis, are Solvent.  Immediately before and after giving effect to the making of the Tranche C Term Loans and the Tranche D Term Loans on the Second Amendment Effective Date and the consummation of the other Second Amendment Effective Date Transactions, the Parent and its Subsidiaries, on a consolidated basis, are Solvent.

(u)Intellectual Property.  Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon, misappropriation, impairment, conflict or violation of the intellectual property rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to materially adversely affect any Loan Party’s operation of its business, and no claim, action, proceeding, or litigation regarding any of the Intellectual Property is pending or (to the knowledge of the Loan Parties) threatened, except for such infringements and conflicts which could not reasonably be expected to, individually or in the aggregate, materially adversely affect any Loan Party’s operation of its business.  Set forth on Schedule 6.01(u) (as such

Schedule may be updated from time to time) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party and (ii) each License (as defined in the Security Agreement and applicable to any Loan Party) which is a Material Contract to which any Loan Party is bound (excluding any non-exclusive license of software that is widely commercially available).  No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon, misappropriates, impairs, conflicts with or otherwise violates any rights owned by any other Person, and no claim, action, proceeding, or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to, individually or in the aggregate, materially adversely affect any Loan Party’s operation of its business.  No patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to materially adversely affect any Loan Party’s operation of its business. None of the transactions contemplated by the Loan Documents will result in the invalidity, unenforceability or impairment of any material Intellectual Property, or in the default or termination of any material Intellectual Property Contract.

(v)Material Contracts.  Set forth on Schedule 6.01(v) is a complete and accurate list as of the Second Amendment Effective Date of all Material Contracts of each Loan Party, showing the parties thereto and amendments and modifications thereto.  Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) has no defaults thereunder due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(w)Investment Company Act.  None of the Loan Parties, any of their Subsidiaries and any Person controlling any Loan Party, is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)[Reserved].

(y)[Reserved].

(z)[Reserved].

(aa)Anti-Money Laundering and Anti-Terrorism Laws.

(i)None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, has violated in the past six years or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in, in the past six years, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.

(iii)To the knowledge of the Loan Parties, none of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the direct benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the direct benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs, except to the extent authorized under the Anti-Money Laundering and Anti-Terrorism Laws.

(bb)Anti-Bribery and Anti-Corruption Laws.

(i)Each Loan Party and each of its Subsidiaries is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”), as applicable to such Loan Party and each of its Subsidiaries.

(ii)None of the Loan Parties and none of the Subsidiaries have:

(A)offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B)acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii)There are, and have been, no allegations, investigations or inquiries by any Governmental Authority with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any Subsidiaries or, to the knowledge of such Loan Parties, any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(iv)The Loan Parties and their Subsidiaries have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(cc)Proper Legal Form.  The Loan Documents are in proper legal form under the laws of each Specified Jurisdiction to be valid, legal, effective, enforceable or admissible into evidence in the courts of each Specified Jurisdiction, except for any other procedural steps that have been taken or that can be taken at any time without significant expense or delay and without prejudice to any rights or remedies the Secured Parties may have under the Loan Documents.

(dd)No Recordation.  It is not necessary that any Loan Document or any other document (except for the perfection or maintenance of Liens created under the Security Documents) be filed, registered or recorded with, or executed or notarized before, any court, public office or other authority in any Specified Jurisdiction or that any registration charge or stamp or similar tax be paid on or in respect of any Loan Document or any other document in order to ensure the legality, validity, effectiveness, enforceability, priority or admissibility in evidence of such Loan Document.

(ee)Proceedings to Enforce Agreement.  In any proceeding in a Specified Jurisdiction to enforce any Loan Document governed by New York law, the choice of New York law as the governing law of such Loan Document will be recognized and applied, the irrevocable submission of it to the jurisdiction of the courts of the State of New York or of the United States of America for the Southern District of New York will be valid, legal, binding and enforceable, and any judgment obtained in such a court will be recognized and enforceable in each Specified Jurisdiction without reconsideration as to the merits of such judgment.

(ff)Exchange Controls.  Each Loan Party has the ability to lawfully pay solely and exclusively in Dollars the total amount which is, or may become, payable by it to the Lenders under the Loan Documents and it has complied with its reporting obligations to the applicable Governmental Authorities in each Specified Jurisdiction.

(gg)Full Disclosure.

(i)All written information and other materials (but excluding the Projections and general economic or industry specific information) concerning the Loan Parties and their respective assets and businesses (collectively, the ”Information”) which has been, or is hereafter, made available by, or on behalf of the Loan Parties and their respective Subsidiaries is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when furnished, taken as a whole, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made (giving effect to any supplements and updates provided thereto); and

(ii)with respect to the Projections, such Projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Loan Parties to be reasonable at the time such projections were prepared (it being understood that such projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material) and (B) information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lender.

(hh)Security Interests. Each Security Document creates a legal, valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral secured thereby.  The Perfection Requirements (as defined in the Security Agreement) and/or the taking of the other perfection actions described in the relevant Security Document result in the perfection of such security interests.  Subject to Section 5.02 and the satisfaction of the Perfection Requirements and/or other such perfection actions, such security interests are, or in the case of Collateral in which any grantor of such security interests obtains rights after the date hereof, will be, perfected, first priority security interests, subject in priority only to the Permitted Specified Liens, and the recording of such instruments of assignment described above.

ARTICLE VII.

COVENANTS OF THE LOAN PARTIES

Section 7.01Affirmative Covenants.  Until the Termination Date, unless the Required Lenders shall otherwise consent in writing, each Loan Party will:

(a)Reporting Requirements.  Furnish to each Agent and each Lender:

(i)as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries (other than the third month of any fiscal quarter of the Parent and its Subsidiaries) commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating balance sheets, profit and loss statements (by brand), and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments.

(ii)as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of income, stockholders' equity and cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii)as soon as available (commencing with the Fiscal Year ending on or around February 2, 2019), and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (1) a “going concern” or like qualification or exception, (2) any qualification or exception as to the scope of such audit (other than as a result of the upcoming maturity date of Indebtedness under this Agreement occurring within 12 months of the date of such audit), or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03);

(iv)simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate, substantially in the form of Exhibit E, of an Authorized Officer of the Parent (a “Compliance Certificate”):

(A)stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto;

(B)in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03, as applicable, and (2) in the cases of clauses (ii) and (iii) of this Section 7.01(a) only, including (y) a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed (provided, that the discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries included in any Form 10-Q or Form 10-K filed by the Parent shall be deemed to satisfy the requirements of this clause (y)) and (z) discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year;

(C)in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require, and (2) confirmation that there have been no changes to the information contained in the Perfection Certificate delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained  therein; and

(D)in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (ii) of this Section 7.01(a), and subject to the terms of Section 6(f)(iv) of the Security Agreement and any similar provision in any other Security Document, an updated list identifying and describing any Intellectual Property and Licenses (as defined in the Security Agreement and applicable to any Loan Party) which are Material Contracts, including an indication of all such Intellectual Property and Licenses which are Material Contracts that have been acquired by the Parent or any of its Subsidiaries since the date of the most recent Compliance Certificate delivered pursuant to this clause (D);

(v)as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete (A) listing all Accounts of the Loan Parties as of such day, which shall include the amount and age of each such Account, showing separately those which are more than 30, 60, 90 and 120 days old, and (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, and such other information as any Agent may reasonably request;

(vi)promptly upon request of any Agent or Lender, and in any event within 4 Business Days after the end of each week during which such a request is made, reports in form and detail reasonably satisfactory to the Agents and certified by an Authorized Officer of the Parent as being accurate and complete of cash balances of the Parent and its Subsidiaries by jurisdiction;

(vii)as soon as available and in any event not later than 5 Business Days following the approval of such Projections by the Board of Directors of the Parent (but in any case no later than 45 days after the end of each Fiscal Year), a certificate of an Authorized Officer of the Parent (A) attaching Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Agents, for such Fiscal Year, or if delivered prior to the end of a Fiscal Year, the immediately succeeding Fiscal Year, for the Parent and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(gg)(ii) are true and correct with respect to the Projections; provided, however, if the Parent shall not have obtained approval of such

Projections from its Board of Directors prior to the last day of any Fiscal Year, then the Parent shall deliver draft Projections to the Agents within 15 days of the last day of such Fiscal Year and then deliver to the Agent such revised Projections within 5 Business Days following the approval by the Board of Directors of the Parent;

(viii)promptly after receipt from any Governmental Authority and after submission to any Governmental Authority, all material documents and material information received by such Governmental Authority or furnished to such Governmental Authority, as applicable, in connection with any investigation of any Loan Party involving allegations of wrongdoing against any Loan Party (other than routine inquiries by such Governmental Authority), to the extent such disclosure is not prohibited by any Requirement of Law;

(ix)as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x)(A) as soon as possible after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi)promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other

Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(xii)as soon as practicable, (A) copies of any amendment, waiver or notification that any Loan Party executes or receives in connection with any Material Contract that could reasonably be expected to be adverse to the interests of the Lenders (including, without limitation, any notices of material defaults and notices of cancellation of such Material Contract), (B) notice of the termination or expiration of any Material Contract, and (C) notice of any other event which constitutes an Additional Appraisal Triggering Event;

(xiii)as soon as practicable after receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party;

(xiv)promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;

(xv)promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xvi)promptly upon request, any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrowers’ compliance with Section 7.02(r);

(xvii)simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Agents;

(xviii)(a) within thirty (30) days after the end of each fiscal month of the Parent and its Subsidiaries, a Borrowing Base Certificate, showing the Borrowing Base as of the close of business on the last day of such fiscal month; and (b) as soon as practicable, and in any event no later than three (3) days after an appraisal being conducted as a result of an Additional Appraisal Triggering Event has been completed, a Borrowing Base Certificate, showing the Borrowing Base as of the close of business on the day such appraisal was completed;

(xix)as soon as practicable, in any event at least five Business Days prior thereto, drafts of any waiver, consent, amendment or permanent prepayment or permanent commitment reduction (and the amount thereof) pursuant to any Subordinated Indebtedness Documents, with final documentation to be provided prior to execution thereof;

(xx)as soon as practicable after receipt thereof, copies of notices of any material “default” or “event of default” under any Subordinated Indebtedness Document;

(xxi)promptly upon request, such other information (other than information subject to confidentiality obligations with a third party or attorney-client privilege or the sharing of which information is prohibited by applicable law, in which case, to the extent reasonably practical to provide the same, redacted summaries of such information shall be provided) concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent or any Lender may from time to time may reasonably request;

(xxii)[Reserved.]

(xxiii)within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, a report, in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete, of all royalties and revenues paid to any Loan Party in the prior fiscal quarter under any license relating to Intellectual Property on a line item basis by each such license.

(b)Additional Borrowers, Guarantors and Collateral Security.  Cause:

(i)each Subsidiary (other than an Excluded Subsidiary) of any Loan Party organized under the laws of any Specified Jurisdiction that is not in existence on the Effective Date, each Subsidiary of any Loan Party which is a non-borrowing Subsidiary on the Effective Date (or upon formation or acquisition) but later ceases to be an Excluded Subsidiary (including any Immaterial Subsidiary ceasing to be an Immaterial Subsidiary pursuant to clause (iv) below), and any Subsidiary organized in a jurisdiction that becomes a Specified Jurisdiction after the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 5 Business Days after the formation or change in status of, or on the date of any acquisition of, such Subsidiary, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement or other Security Document, together with (1) certificates, if any, evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement or other Security Document, (2) undated stock powers for such Equity Interests executed in blank, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the fee-owned real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be reasonably required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that substantially all property and assets of such Subsidiary shall become Collateral for the Obligations;

(ii)each owner (that is a Loan Party) of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 5 Business Days, or such longer date as the Collateral Agent may agree to in its sole discretion, after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement) or comparable document pursuant to the applicable Security Document, together with (A) certificates, if any, evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the applicable Security Documents, (B) undated stock powers or other appropriate instruments of assignment for such certificated Equity Interests executed in blank, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent;

(iii)notwithstanding the foregoing, no CFC of a U.S. Loan Party shall be required to become a Guarantor with respect to the U.S. Obligations (and, as such, shall not be required to deliver the documents required by clause (i) above to secure the U.S. Obligations) and no property or assets of any CFC shall be required to be pledged or otherwise subject to a Lien under the Loan Documents to secure the U.S. Obligations; provided, however, that if the Equity Interests of such CFC are owned by a U.S. Loan Party, such U.S. Loan Party shall deliver, all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of organization of such CFC, but only to the extent that such CFC is organized under the laws of a Specified Jurisdiction), and certificates, if any, described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Secured Parties, to secure the U.S. Obligations, in sixty five percent (65%) of the voting Equity Interests of such CFC and one hundred percent (100%) of all non-voting Equity Interests of such CFC owned by such Loan Party.  Nothing contained in this clause (iii) shall limit the obligation of such CFC to become a Guarantor with respect to the Obligations that do not constitute U.S. Obligations, including, without limitation, the Foreign Obligations; and

(iv)if at any time and from time to time after the Effective Date, Immaterial Subsidiaries comprise or contribute, as applicable, in the aggregate more than $250,000 of the Consolidated EBITDA of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, or more than $250,000 of the revenues of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered or more than $250,000 of the consolidated assets of the Parent and its Subsidiaries as of the end of the four consecutive fiscal quarter period most recently ended for which financial statements have been delivered or were required to have been delivered, then the Parent shall, not later than 30 days after the date by which financial statements for such period are required to be delivered, designate in writing to the Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true.

(c)Compliance with Laws; Payment of Taxes.

(i)Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).

(ii)Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries except (x) Taxes in an aggregate amount for all such Taxes not exceeding $250,000, at any one time, and (y) Taxes contested in good faith by proper proceedings which stay the imposition of any penalty or Lien and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)Preservation of Existence, Etc.  Except as otherwise permitted under Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e)Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete (in all material respects) entries made to permit the preparation of financial statements in accordance with GAAP.

(f)Inspection Rights.  Subject to the limitations set forth in Section 2.06(b) (which apply solely with respect to appraisals and field examinations), permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives so long as (unless an Event of Default has occurred and is continuing) the Administrative Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if the Administrative Borrower so elects to have a representative present at such meeting, then such meeting shall be held at a time and location that is reasonably acceptable to both the Administrative Borrower and the Agents), and such meeting shall be upon reasonable prior notice and during normal business hours.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f), so long as (unless an Event of Default has occurred and is continuing) the Administrative Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if the Administrative Borrower so elects to have a representative present at such meeting, and such meeting shall be held at a time and location that is reasonably acceptable to both the Administrative Borrower and the Agents).  Notwithstanding any provision of this Agreement to the contrary, the Agents shall not seek an appraisal during the nine month period following the Effective Date (other than with respect to an Additional Appraisal Triggering Event).

(g)Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear, and casualty and condemnation excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h)Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, property, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto and as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent.  All policies covering the Collateral are to be made payable to the Collateral Agent, for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non‑contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable (in the case of liability insurance) endorsement and additional insured and lenders’ loss payee or mortgagee endorsements (in the case of property insurance) in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew,

all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j)Environmental.  (i)  Keep any real property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws in all material respects and provide to the Collateral Agent any non-privileged documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 Business Days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries for which any Loan Party could reasonably be expected to be liable under Environmental Law and take any Remedial Actions required to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order issued pursuant to Environmental Law, in each case, which could reasonably be expected to have a Material Adverse Effect.

(k)Fiscal Year.  Cause the Fiscal Year of the Parent and its Subsidiaries to end on or about the Saturday nearest to January 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l)Intellectual Property Defense.  Each Loan Party will, at its own expense, take all commercially reasonable actions deemed necessary in its reasonable business judgment to defend any Intellectual Property against claims or challenges, whether threatened or filed in any court or any authority with competent jurisdiction, to the validity, enforceability, use, maintenance, ownership or assignment of, or which may limit the scope of any Loan Party’s rights in, any Intellectual Property which has a material effect on any Loan Party’s business or royalty revenue, including but not limited to, any opposition or cancellation proceedings commenced at the U.S. Trademark Trial and Appeal Board, interferences invoked at the U.S. Board of Patent Appeals and Interferences, any post-grant patent proceedings commenced at the U.S. Patent Trial and Appeal Board, or any proceedings commenced under ICANN’s Uniform Domain-Name Dispute Resolution Policy.

(m)After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $250,000, promptly so notify the Collateral Agent within 30 days after such acquisition, setting forth a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the ”Current Value”).  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility, except that Collateral Agent shall not require a Mortgage or any other Real Property Deliverables for any Facility as to which the Collateral Agent shall determine in its reasonable discretion that the costs and burdens of obtaining a security interest are excessive in relation to the value afforded thereby.  Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall furnish the same to the Collateral Agent within 60 days (or such longer period as the Collateral Agent may agree to in its sole discretion) after receipt of such request.  The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n)Anti-Bribery and Anti-Corruption Laws.  Maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(o)Lender Meetings.  Upon the reasonable request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting with the Agents and the Lenders at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders) at such time as may be agreed to by the Administrative Borrower and such Agent or the Required Lenders.

(p)Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(q)[Reserved.]

Section 7.02Negative Covenants.  Until the Termination Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform

Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than an unauthorized financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor so long as such unauthorized financing statement is promptly terminated after the Loan Parties obtain knowledge thereof); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b)Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)Fundamental Changes; Dispositions.

(i)Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that

(A)any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (1) no other provision of this Agreement would be violated thereby, (2) such Loan Party gives the Agents at least 5 days’ prior written notice, if such Subsidiary is a Loan Party, or notifies the Agents within 5 days, if such Subsidiary is not a Loan Party, of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (3) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (4) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (5) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to the applicable Security Documents and the Equity Interests of such Subsidiary are the subject of a Security Document, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation;

(B)any Subsidiary of a Borrower that is not a Loan Party may dissolve or liquidate; provided that if in connection with any such dissolution or liquidation, the dissolving entity transfers its assets to another Person and if in connection with such transaction a Loan Party is a transferor of assets, then to the extent constituting an Investment, such Investment must be a Permitted Investment;

(C)any Subsidiary of a Borrower that is not a Loan Party may merge, amalgamate or consolidate with or dissolve or liquidate into any other Person in order to effect a Permitted Investment;

(D)except in the case of a merger, dissolution, liquidation or consolidation of a Loan Party, any merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Permitted Disposition may be effected;

(E)any Loan Party (other than the Borrowers) may merge, amalgamate or consolidate with or liquidate or dissolve into any other Person so long as an Unrestricted Loan Party is the surviving Person, or, if a Loan Party (other than a Borrower) is a Restricted Guarantor, such Restricted Guarantor may merge, amalgamate or consolidate with or liquidate or dissolve into any other Loan Party which remains as the surviving Person; and

(F)any Subsidiary of a Borrower that is not a Loan Party may merge, amalgamate or consolidate with or liquidate or dissolve into any other Subsidiary of any Borrower.

(ii)Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d)Change in Nature of Business.

(i)Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(ii)In the case of the Dutch Borrower,

(A)incur any Indebtedness other than (1) Indebtedness under the Loan Documents or otherwise in connection with the Transactions and (2) Contingent Obligations with respect to Permitted Indebtedness;

(B)create, incur, assume or suffer to exist any Liens other than (1) Liens created under the Loan Documents or (2) Permitted Liens consisting of deposits made in the ordinary course of business or arising by operation of any Requirements of Law; or

(C)engage in any business activity or own any material assets other than (1) holding the Equity Interests of Hi-Tec and, indirectly, any Subsidiary of Hi-Tec (and/or any joint venture of any thereof); (2) performing its obligations under the Loan Documents and other Indebtedness and Liens (including the granting of Liens) described in clauses (A) and (B) above; (3) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interests); (4) filing tax reports and paying taxes and other customary obligations in the ordinary course (and contesting any taxes); (5) preparing reports to Governmental Authorities and to its shareholders; (6) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (7) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (8) the performance of its obligations under any document, agreement and/or Investments consisting of Contingent Obligations in the ordinary course of business; (9) complying with applicable Requirements of Law (including with respect to the maintenance of its existence); and (10) activities incidental to any of the foregoing.

(e)Loans, Advances, Investments, Etc.  Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)Sale and Leaseback Transactions.  Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g)[Reserved].

(h)Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i)Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary, (vi) the Transactions and the Second Amendment Effective Date Transactions, (vii) transactions between or among the Loan Parties otherwise not prohibited by this Agreement, and (viii) so long as such Indebtedness is subject to the applicable Subordination Agreement, transactions under the Subordinated Indebtedness Documents with respect to the Board Debt and as otherwise expressly permitted by this Agreement~~, and (ix) so long as such Indebtedness is subject to the applicable Subordination Agreement, the incurrence of Indebtedness under the Bridge Notes~~.

(k)Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)this Agreement and the other Loan Documents;

(B)any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E)Permitted Liens or customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F)customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G)customary restrictions in contracts that prohibit the assignment of such contract;

(H)restrictions set forth in the Subordinated Indebtedness Documents in respect of the Board Debt, as in effect on the date hereof or as otherwise amended after the date hereof as permitted by the applicable Subordination Agreement; or

(I)customary restrictions on (i) the Equity Interests of a joint venture or (ii) the operation of a joint venture, in each case, set forth in an agreement governing a joint venture to which such Loan Party or any of its Subsidiaries is a party.

(l)Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business, (vi) customary restrictions with respect to (A) the Equity Interests of a joint venture and (B) the operation of a joint venture, in each case of this clause (vi), set forth in an agreement governing a joint venture to which such Loan Party or any of its Subsidiaries is a party and (vii) restrictions set forth in the Subordinated Indebtedness Documents in respect of the Board Debt, as in effect on the date hereof or as otherwise amended after the date hereof as permitted by the applicable Subordination Agreement.

(m)Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change is prohibited by the terms of any applicable Subordination Agreement, would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any Subordination Agreement with respect thereto (including, without limitation, with respect to the Board Debt and obligations under the Bridge Notes), or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; provided, that this clause (ii) shall not apply to (1) Permitted Intercompany Investments, (2) Permitted Purchase Money Indebtedness and (3) Permitted Indebtedness under clause (k) of the definition of Permitted Indebtedness;

(iii)amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it and including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) in a manner adverse in any material respect to the Agents or the Lenders; or

(iv)(A) agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract or any Acquisition Document if such amendment, modification, change or waiver would be adverse in any material respect to the Agents and the Lenders or (B) enter into any license agreement with respect to Intellectual Property unless such agreement contains a provision permitting the rights thereunder to be freely assigned, without any further consent, to the Collateral Agent.

(n)Investment Company Act of 1940.  Become, or permit any Subsidiary or any person controlling any Loan Party to become, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

(o)ERISA.

(i)Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor, except to the extent that the penalty for all prohibited transactions could not reasonably be expected to result in a Material Adverse Effect;  (iii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto, except to the extent that such failure could not reasonably be expected to result in a Material Adverse Effect; or (iv) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required for an Employee Plan under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment except to the extent that such failure could not reasonably be expected to result in a Material Adverse Effect.

(p)Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except to the extent such actions could not reasonably be expected to have a Material Adverse Effect.

(q)Accounting Methods.  Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(r)Anti-Money Laundering and Anti-Terrorism Laws.

(i)None of the Loan Parties, nor (to the knowledge of any Loan Party) any of their Affiliates, shall, except to the extent authorized under the Anti-Money Laundering and Anti-Terrorism Laws:

(A)conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C)use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)None of the Loan Parties, nor any Affiliate of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Blocked Person.

(s)Anti-Bribery and Anti-Corruption Laws.  None of the Loan Parties shall:

(i)offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(t)Centre of Main Interest. No Loan Party whose jurisdiction of incorporation or organization is in a member state of the European Union shall deliberately change its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) in a manner which would reasonably be expected to be materially adverse to the interests of the Lenders.

Section 7.03Financial Covenants.  Until the Termination Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)Qualified Cash.  Permit Qualified Cash to be less than $1,000,000 at any time.

(b)Consolidated EBITDA.  Permit Consolidated EBITDA of the Parent and its Subsidiaries for any period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on or about a date set forth below to be less than the lowest amount in the ranges of amounts set forth opposite such date:

Fiscal Quarter End	Consolidated EBITDA
October 31, 2018	$5,700,000
January 31, 2019	$8,200,000
April 30, 2019	$8,800,000
July 31, 2019	$9,200,000
October 31, 2019	$9,500,000
January 31, 2020 and thereafter	$9,500,000

(c)Borrowing Base.  Permit the outstanding Obligations hereunder to be less than the Borrowing Base at any time.

ARTICLE VIII.

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS

Section 8.01Cash Management Arrangements.

(a)The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b)Within 30 days after the Effective Date, the Loan Parties shall, with respect to each U.S. Cash Management Account (other than Excluded Accounts), deliver to the Collateral

Agent a Control Agreement with respect to such U.S. Cash Management Account and, from and after the date that is 30 days following the Effective Date, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account maintained in the U.S., unless the Collateral Agent shall have received a Control Agreement in respect of each such U.S. Cash Management Account (other than Excluded Accounts or newly acquired deposit or securities accounts in connection with Permitted Acquisitions (each, an “Acquired Account”), in which case the Loan Parties shall cause such Acquired Account to become subject to a Control Agreement within 30 days following the closing of such Permitted Acquisition (or such longer time as may be agreed to by the Collateral Agent in its sole discretion)).  Within 45 days after the Effective Date, the Loan Parties shall, with respect to each Foreign Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Foreign Cash Management Account and, from and after the date that is 45 days following the Effective Date, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account maintained outside of the U.S., unless the Collateral Agent shall have received a Control Agreement in respect of each such Foreign Cash Management Account (other than Excluded Accounts or Acquired Accounts), in which case the Loan Parties shall cause such Acquired Account to become subject to a Control Agreement within 30 days following the closing of such Permitted Acquisition (or such longer time as may be agreed to by the Collateral Agent in its sole discretion)).

(c)Upon the terms and subject to the conditions set forth in the applicable Control Agreement with respect to an applicable Cash Management Account, all amounts received in such Cash Management Accounts at the Collateral Agent’s discretion be wired each Business Day into the Administrative Agent’s Account, except that, so long as no Event of Default has occurred and is continuing, the Collateral Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Account.

(d)So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) except with respect to an Acquired Account (the institution maintaining an Acquired Account, an “Acquired Cash Management Bank”) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement and (ii) with respect to any Acquired Account and Acquired Cash Management Bank, Schedule 8.01 shall be automatically amended upon the closing of a Permitted Acquisition to reflect such Acquired Account(s) and Acquired Cash Management Bank.  Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment, or the Collateral Agent’s liability under any Control Agreement with such Cash Management Bank, or that the operating performance, funds transfer, or availability of procedures or performance of such Cash Management Bank with respect to Cash Management Accounts, is no longer acceptable in the Collateral Agent’s reasonable judgment.

ARTICLE IX.

EVENTS OF DEFAULT

Section 9.01Events of Default.  Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), all or any portion of the principal of the Loans, any Collateral Agent Advance, any interest on any Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document;

(b)any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c)any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.02, Section 7.01(a), Section 7.01(b), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(m), Section 7.01(o), Section 7.02 or Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Document to which it is a party or any Mortgage to which it is a party;

(d)any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)(i) any Loan Party or any Subsidiary shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate principal amount outstanding in excess of $500,000, and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof or (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from

(A) any event of default under such Hedging Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $150,000;

(f)any Loan Party or any Subsidiary (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, (iv) incorporated or organized in the Netherlands shall have filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or (v) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)any proceeding shall be instituted against any Loan Party or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)any Security Document, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason (except as a result of an action or failure to act on the part of any Agent within its reasonable control after having been provided with the information required by the Loan Documents) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties on any Collateral with a value in excess of $250,000 that is purported to be covered thereby;

(j)one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) (x) for the payment of money exceeding $500,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party and remain unsatisfied or (y) which is non-monetary but which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and, in any case under clause (x) and (y), (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 15 days;

(l)[reserved];

(m)the indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of any Loan Party;

(n)any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $500,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $500,000;

(o)any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(p)the subordination provisions of any Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party, Subsidiary or other Person party to any Subordination Agreement shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions in any material respect;

(q)(A) there exists any restriction on or inability of Parent to issue any shares issuable upon the exercise of the rights in any Warrant as fully paid and non-assessable shares in accordance with the terms thereof or (B) any material provision of any Warrant shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Warrant; or

(r)a Change of Control shall have occurred,

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable ~~Premium~~Premiums with respect to the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable ~~Premium~~Premiums, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 9.02Borrowing Base Cure.  The Borrowers may cure an Event of Default arising out of a breach of the covenant set forth in Section 7.03(c) solely to the extent that: (i) the Borrowers promptly (and in any event within five (5) Business Days of such Event of Default) prepay the Obligations in an aggregate amount equal to the excess amount by which the Obligations exceed the Borrowing Base; (ii) such Event of Default arises after completion of an ordinary course appraisal (and not, for the avoidance of, from an appraisal being conducted as a result of an Additional Appraisal Triggering Event); and (iii) under such appraisal, the Appraised Value of the Intellectual Property decreased as a result of the nonrenewal, expiration, termination, or notice thereof of any contract (other than any Material Contract relating to any Trademarks, Patents, and/or Copyrights (in each case, as defined in the Security Agreement) owned by any Loan Party) of the Loan Party or any Subsidiary.  Notwithstanding any provision of this Agreement to the contrary, the Borrowers’ rights under this Section 9.02 may be exercised no more than four (4) times during the term of this Agreement.  Any prepayment pursuant to this Section 9.02 shall be applied in the same manner as set forth in Section 2.05(d).

ARTICLE X.

AGENTS

Section 10.01Appointment.  Each Lender hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02Nature of Duties; Delegation.

(a)The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b)Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03Rights, Exculpation, Etc.  The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form reasonably satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property

(including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04Reliance.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05Indemnification.  To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, each Lender agrees to, within five days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination by a court of competent jurisdiction that such liability resulted from such Agent’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and all other amounts payable hereunder and the termination of this Agreement.

Section 10.06Agents Individually.  With respect to the Loans made by it as a Lender, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07Successor Agent.

(a)Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor Agent.  If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders appoint a successor Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned).  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (other than its obligations under Section 12.19 hereof and except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.  Upon the acceptance of a successor Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (other than its obligations under Section 12.19 hereof).  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08Collateral Matters.

(a)The Collateral Agent may from time to time make such disbursements and advances up to an aggregate principal amount not to exceed at any time $1,000,000 (“Collateral Agent Advances”) which the Collateral Agent, in its reasonable discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Collateral Agent Advances shall be repayable immediately on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to the Loans.  The Collateral Agent Advances shall constitute Obligations hereunder.  The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance.  If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(b)The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnity Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09Agency for Perfection.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.  In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan

Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10No Reliance on any Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11No Third Party Beneficiaries.  Other than Sections 10.07 and 10.08, the provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12No Fiduciary Relationship.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13Reports; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a)is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d)agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14Collateral Custodian.  Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests.  Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and constitute Obligations hereunder.

Section 10.15Collateral Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

ARTICLE XI.

GUARANTY

Section 11.01Guaranty.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of (A) in the case of each Guarantor that is a U.S. Loan Party, all Obligations and (B) in the case of each Guarantor that is a Foreign Loan Party, the Foreign Obligations now or hereafter existing under any Loan Document, in each case, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations for which it is responsible pursuant to Section 11.01 will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.  Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article XI shall be, until the Termination Date, irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03Waiver.  Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04Continuing Guaranty; Assignments.  This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05Subrogation.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising.  If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06Contribution.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII.

MISCELLANEOUS

Section 12.01Notices, Etc.

(a)Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, telecopier or, subject to clause (b) below, by electronic communication.  In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

Cherokee Inc.

5990 Sepulveda Boulevard

Van Nuys, CA 91411

Attention: Steve Brink

Telephone: 818-908-9868

Email: steveb@cherokeeglobalbrands.com

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road

San Diego, CA 92130

Attention: Scott M. Stanton
Telephone:  (858) 314.1880

Email: SMStanton@mintz.com

if to the Administrative Agent or the Collateral Agent, to it at the following addresses:

Gordon Brothers Finance Company
800 Boylston Street, 27th Floor

Boston, MA 02199
Attention:  Lisa Galeota, Managing Director

Telephone: (617) 588-3313
Email:  LGaleota@gbfinco.com

in each case, with a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110
Attention:  Kevin Simard, Esq.

Telephone:  (617) 248-4086
Telecopier:  (617) 248-4000
Email:  ksimard@choate.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received, (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (iii) notices by electronic communication shall be deemed to have been given as set forth in clause (b)(ii) below, provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b)Electronic Communications.

(i)Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 12.02Amendments, Etc.

(a)No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter, which may be amended with the written consent of the parties thereto), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Agents, the Borrowers (or by the Administrative Borrower on behalf of the Borrowers and any other applicable Loan Parties), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders), the Borrowers (or by the Administrative Borrower on behalf of the Borrowers and any other applicable Loan Parties), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the prior written consent of such Lender; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Post-Default Rate” or waive any obligation of the Borrowers to pay interest at the Post-Default Rate;

(ii)increase or reinstate the Commitments without the written prior consent of each Lender;

(iii)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the prior written consent of each Lender;

(iv)amend the definition of “Required Lenders” or “Pro Rata Share” without the prior written consent of each Lender;

(v)release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent, for the benefit of the Secured Parties, or release any

Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the prior written consent of each Lender;

(vi)change the definition of the term “Borrowing Base” or any component definition of any such term (including the applicable advance rates) without the prior written consent of each Lender; provided, however, that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(vii)modify the definition of Collateral Agent Advance so as to increase the amount thereof without the prior written consent of each Lender; or

(viii)amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the prior written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03.  Notwithstanding anything to the contrary herein, no Loan Party, equity holder of the Parent or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Loan Party, equity holder of the Parent or Affiliate).

(b)[Reserved.]

Section 12.03No Waiver; Remedies, Etc.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04Expenses; Taxes; Attorneys’ Fees. The Borrowers agree to pay, without duplication, (1) on the Effective Date and (2) after the Effective Date, within 3 Business Days after receipt of an invoice that sets forth such costs and expenses in reasonable detail, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each

Agent (and, in the case of clauses (b) through (n) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented fees, out-of-pocket costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (n) below, each Lender) (but limited in each case of this Section 12.04, for the Agents and the Lenders taken as a whole, to (w) one primary counsel for each Agent and one primary counsel for the Lenders (taken as a whole), (x) one regulatory counsel, (y) one local counsel in each relevant jurisdiction or a single special counsel acting in multiple jurisdictions, and (z) one intellectual property counsel for the Agents and the Lenders (taken as a whole), in each case unless a conflict arises, in which case the reasonable and documented fees and out-of-pocket expenses of one conflicts counsel shall also be reimbursed by the Borrowers, and for the Agents and the Lenders taken as a whole, to all other types of professionals or advisors other than counsel (such as financial advisors, investment bankers, accountants, etc.) to one firm of each such type of advisors to the Agents and the Lenders, taken as a whole), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, reasonable title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to (but subject to any limitations set forth in Section 2.06(b)):  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the enforcement of any rights under this Agreement and the other Loan Documents and the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, except in each case under clauses (d), (e) and (f), no reimbursement shall be required to the extent any such costs and expenses are the result of the gross negligence, willful misconduct of or breach of a funding obligation under a Loan Document by such Person claiming reimbursement, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in accordance with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in accordance with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party in accordance with this Agreement or any other Loan Document, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Facility of any Loan Party, (l) any Environmental Liabilities

and Costs incurred in connection with any Environmental Lien, (m) the rating of the Loans by one or more rating agencies in connection with any Lender’s Securitization, or (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrowers agree to pay all stamp, document, transfer, recording filing or similar fees or Taxes required to be paid under applicable law in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission by the Borrowers to timely pay any such fees or Taxes, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.  The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, and subject to Section 4.02 any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07Assignments and Participations.

(a)This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to any Loan made by it with the written consent of the Collateral Agent and the Administrative Agent, provided, however, that no written consent of the Collateral Agent or the Administrative Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or if such assignment is to another Lender, an Affiliate of a Lender or a Related Fund with respect to a Lender.

(c)Assignments shall be subject to the following additional conditions:

(i)each such assignment shall be in an amount which is at least $1,000,000 or a multiple of $1,000,000 in excess thereof (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $1,000,000 in excess thereof);

(ii)the parties to each such assignment shall execute and deliver to the Collateral Agent and the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender);

(iii)no such assignment shall be made to any Loan Party, equity holder of the Parent or any of their respective Affiliates; and

(iv)unless an Event of Default shall have occurred and be continuing, the Administrative Borrower shall have provided its written consent (which shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given if not delivered within five (5) days upon request thereof) to any assignment, provided that such consent will not be required if (A) the assignment is to an existing Lender or an Affiliate or Related Fund of an existing Lender or (B) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(d)Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, other than obligations which survive under Section 12.19, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g)Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h)A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i)In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Registered Loans) to any Person except to the extent that such disclosure is necessary to establish that such Registered Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  For the avoidance of doubt, the Administrative Agent (it its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j)Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k)Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) actions directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) actions directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Loans as if it was a Lender.

(l)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF

THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)Each Foreign Loan Party hereby irrevocably appoints the Parent (the “Process Agent”), with an office on the date hereof as set forth in Section 12.01 as its agent to receive on behalf of each Foreign Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above.  Such service may be made by mailing or delivering a copy of such process to each Foreign Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Foreign Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Each Foreign Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent.  If for any reason there is no authorized agent for service of process in New York, each Foreign Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01.  Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Foreign Loan Party in the country in which it is domiciled or in any other court having jurisdiction over such Foreign Loan Party or (ii) serve process upon any Foreign Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14Reinstatement; Certain Payments.  If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15Indemnification; Limitation of Liability for Certain Damages.

(a)In addition to each Loan Party’s other Obligations under this Agreement, each U.S. Loan Party agrees (with respect to all Obligations) and each Foreign Loan Party agrees

(with respect to the Foreign Obligations) to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the U.S. Loan Parties and the Foreign Loan Parties, as applicable, shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)The indemnities and waivers set forth in this Section 12.15 shall survive the Termination Date.

Section 12.16Records.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18Highest Lawful Rate.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America and the laws of the Netherlands.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19Confidentiality.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency) or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties provided, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof; (v) in connection with any litigation to which any Agent or any Lender is a party that arises from or relates to being a party to this Agreement or any other Loan Document; (vi) as is reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (vii) with the consent of the Administrative Borrower.

Section 12.20Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required or it is advisable in the opinion of counsel to do so under applicable law (in which event, such Loan Party or such Affiliate will (a) except as provided in clause (b) below, consult with such Agent or such Lender before issuing such press release or other public disclosure or (b) solely in the event the issuance of any press release or other public disclosure is required under 17 C.F.R. § 243.100, use reasonable efforts to consult with such Agent or such Lender before issuing such press release or other public disclosure); provided, that the prior written consent of such Agent or such Lender shall be required only if such disclosure uses the name of such Agent, such Lender or any Affiliate thereof.  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers and the Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers and the Guarantors, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers and the Guarantors in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.23Judgment Currency.  This is an international financial transaction in which the specification of a currency and payment in Boston, Massachusetts is of the essence.  Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to the Administrative Agent’s Account in Boston, Massachusetts in immediately available funds.  To the fullest extent permitted by applicable law, the obligations of each Loan Party to the Secured Parties under this Agreement and under the other Loan Documents shall not be discharged by any amount paid in any other currency or in a place other than to the Administrative Agent’s Account in Boston, Massachusetts to the extent that the amount so paid after conversion under this Agreement and transfer to Boston, Massachusetts does not yield the amount of Dollars in Boston, Massachusetts due under this Agreement and under the other Loan Documents.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase Dollars with the Other Currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with the Other Currency.  If the Dollars so purchased are less than the sum originally due to the Secured Parties in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the Dollars so purchased exceed the sum originally due to the Secured Parties in Dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

Section 12.24Waiver of Immunity.  To the extent that any Loan Party has or hereafter may acquire (or may be attributed, whether or not claimed) any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of process or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Loan Party hereby irrevocably waives and agrees not to plead or claim, to the fullest extent permitted by law, such immunity in respect of (a) its obligations under the Loan Documents, (b) any legal proceedings to enforce such obligations and (c) any legal proceedings to enforce any judgment rendered in any proceedings to enforce such obligations.  Each Loan Party hereby agrees that the waivers set forth in this Section 12.24 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act and are intended to be irrevocable for purposes of the Foreign Sovereign Immunities Act.

Section 12.25English Language.  This Agreement and each other Loan Document have been negotiated and executed in English.  All certificates, reports, notices and other documents and communications given or delivered by any party hereto pursuant to this Agreement or any other Loan Document shall be in English or, if not in English, accompanied by a certified English translation thereof.  The English version of any such document shall control the meaning of the matters set forth herein.

Section 12.26Foreign Parallel Liability.

(a)Each Foreign Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Foreign Corresponding Liabilities (as these may exist from time to time).

(b)The parties to this Agreement agree that:

(i)a Foreign Loan Party’s Foreign Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Foreign Corresponding Liabilities;

(ii)a Foreign Loan Party’s Foreign Parallel Liability is decreased to the extent that its Foreign Corresponding Liabilities have been irrevocably paid or discharged and its Foreign Corresponding Liabilities are decreased to the extent that its Foreign Parallel Liability has been irrevocably paid or discharged;

(iii)a Foreign Loan Party’s Foreign Parallel Liability is independent and separate from, and without prejudice to, its Foreign Corresponding Liabilities, and constitutes a single obligation of that Foreign Loan Party to the Collateral Agent (even though that Foreign Loan Party may owe more than one Foreign Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that Foreign Parallel Liability (in its capacity as the independent and separate creditor of that Foreign Parallel Liability and not as a co-creditor in respect of the Foreign Corresponding Liabilities); and

(iv)for purposes of this Section 12.26, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Foreign Parallel Liability nor any Lien securing a Foreign Parallel Liability in trust.

Section 12.27U.S. Parallel Liability.

(a)Each U.S. Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its U.S. Corresponding Liabilities (as these may exist from time to time).

(b)The parties to this Agreement agree that:

(i)a U.S. Loan Party’s U.S. Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its U.S. Corresponding Liabilities;

(ii)a U.S. Loan Party’s U.S. Parallel Liability is decreased to the extent that its U.S. Corresponding Liabilities have been irrevocably paid or discharged and its U.S. Corresponding Liabilities are decreased to the extent that its U.S. Parallel Liability has been irrevocably paid or discharged;

(iii)a U.S. Loan Party’s U.S. Parallel Liability is independent and separate from, and without prejudice to, its U.S. Corresponding Liabilities, and constitutes a single obligation of that U.S. Loan Party to the Collateral Agent (even though that U.S. Loan Party may owe more than one U.S. Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that U.S. Parallel Liability (in its capacity as the independent and separate creditor of that U.S. Parallel Liability and not as a co-creditor in respect of the U.S. Corresponding Liabilities); and

(iv)for purposes of this Section 12.27, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a U.S. Parallel Liability nor any Lien securing a U.S. Parallel Liability in trust.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:
CHEROKEE INC., as U.S. Borrower

By:
Name:
Title:
IRENE ACQUISITION COMPANY B.V., as Dutch Borrower
By: __________________________________
Name:
Title:
By: __________________________________
Name:
Title:

[Signature Page to Financing Agreement]

GUARANTORS:

CHEROKEE INC.

By:
Name:
Title:

SPELL C. LLC

By: Cherokee Inc., its sole member

By:

Name:

Title:

CHEROKEE BRANDS LLC

By: Cherokee Inc., is sole member

By:

Name:

Title:

HAWK 900 BRANDS LLC

By: Cherokee Inc., its sole member

By:

Name:

Title:

[Signature Page to Financing Agreement]

EDCA LLC

By: Cherokee Inc., its sole member

By:

Name:

Title:

FFS HOLDINGS, LLC

By:  Cherokee Inc., its sole member

By:

Name:

Title:

FLIP FLOP SHOES FRANCHISE COMPANY, LLC

By: FFS Holdings, LLC, its sole member

By:  Cherokee Inc., its sole member

By:

Name:

Title:

[Signature Page to Financing Agreement]

HI-TEC SPORTS INTERNATIONAL HOLDINGS B.V.

By: Name: Title:

HI-TEC SPORTS PLC

y: Name: Title:

HI-TEC INTERNATIONAL HOLDINGS B.V.

By: Name: Title:

HI-TEC SPORTS UK LIMITED

By: Name: Title:

HI-TEC NEDERLAND B.V.

By:
Name:
Title:

[Signature Page to Financing Agreement]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

GORDON BROTHERS FINANCE COMPANY
By:
Name:
Title:

LENDER:
GORDON BROTHERS FINANCE COMPANY, LLC

By:
Name:
Title:

[Signature Page to Financing Agreement]

LENDER:
GORDON BROTHERS BRANDS, LLC

By:
Name:
Title:

[Signature Page to Financing Agreement]

Annex II

Exhibit B (Form of Assignment and Acceptance)

[See attached]

EXHIBIT B

[FORM OF ]ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of [___________] 20[___] between (“Assignor”) and (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1.In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Loans as specified on Annex I.

2.The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Agents for recording by the Administrative Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent and the Administrative Agent (if required by the Financing Agreement), consented to by the Administrative Borrower (if required by the Financing Agreement) and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $3,500, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5.As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents (except for any obligations that, by their terms, survive assignment).

6.Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:

Name:

Title:

[ASSIGNEE]

By:

Name:

Title:

[Signature Page to Assignment and Acceptance Agreement]

ACCEPTED [AND CONSENTED]1 TO THIS ____ DAY

of ______________, 20___

GORDON BROTHERS FINANCE COMPANY,

as Collateral Agent and Administrative Agent

By:

Name:

Title:

[1]	To be included if required by Section 12.07(b) of the Financing Agreement.

[Signature Page to Assignment and Acceptance Agreement]

CONSENTED TO this ____ day

of ______________, 20___

GORDON BROTHERS FINANCE COMPANY,

as the Administrative Borrower

By:

Name:

Title:] 2

[2]	To be included if required by Section 12.07(c) of the Financing Agreement.

[Signature Page to Assignment and Acceptance Agreement]

ANNEX I TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.Administrative Borrower: Cherokee Inc.

2.Name and Date of Financing Agreement:

Financing Agreement, dated as of August 3, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the “Financing Agreement”), by and among Cherokee Inc., a Delaware corporation (the “Parent” and the “U.S. Borrower”), Irene Acquisition Company B.V., a private company with limited liability incorporated under the laws of the Netherlands (the “Dutch Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as thereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Gordon Brothers Finance Company, a Delaware corporation (“GBFC”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and GBFC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

3.Date of Assignment Agreement:

4.Amount of Tranche A Term Loan Assigned:$

5.Amount of Tranche B Term Loan Assigned:$

6.Amount of Tranche C Term Loan Assigned:$

7.Amount of Tranche D Term Loan Assigned:$

8.Purchase Price:$

9.Settlement Date:

10.Notice and Payment Instructions, etc.

Assignee:Assignor:

Attn:Attn:

Fax No.:Fax No.:

Bank Name:Bank Name:

ABA Number:ABA Number:

Account Name:Account Name:

Account Number:Account Number:

Sub-Account Name:Sub-Account Name:

Sub-Account Number:Sub-Account Number:

Reference:Reference:

Attn:Attn:

Annex III

Exhibit D (Form of Borrowing Base Certificate)

[See attached]

Borrowing Base Certificate

Cherokee, Inc.

Collateral As Of:	CURRENT
Consolidated Borrowing Base
Eligible Intellectual Property at NOLV	$63,105,000
Advance Rate	71.5%
Available Intellectual Property	$45,120,075
Borrowing Base Before Reserves	$45,120,075
Reserves
Less:	$-
Total Reserves	$-

NET BORROWING AVAILABILITY	$45,120,075
Term Loan Outstanding (Tranche A and B)	$39,800,000
Term Loan Outstanding (Tranche C and D)	5,250,000
TOTAL TERM LOAN OUTSTANDING	$45,050,000

EXCESS AVAILABILITY	$70,075

The undersigned (the “Administrative Borrower”), on behalf of Borrowers and pursuant to that certain Financing Agreement dated as of August 3, 2018 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Financing Agreement”; capitalized terms used herein and not defined herein shall have the definition provided therefor in the Financing Agreement), entered into among Administrative Borrower, the other Borrowers and Guarantors party thereto from time to time, the lenders signatory thereto from time to time, and Gordon Brothers Finance Company as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Financing Agreement for such items are true and correct, and that the Borrowers are in compliance with and, after giving effect to any currently requested Loans, will be in compliance with, the terms, conditions, and provisions of the Financing Agreement.

CHEROKEE INC.

By:

Name:

Title:

Annex IV

Exhibit E (Form of Compliance Certificate)

[See attached]

EXHIBIT E

[FORM OF ]COMPLIANCE CERTIFICATE

[_____________ ___], 20[___]

This Compliance Certificate (this “Certificate”) is delivered pursuant to Section 7.01(a)(iv) of the Financing Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), dated as of August 3, 2018, by and among Cherokee Inc., a Delaware corporation (the “Parent”), as U.S. Borrower, Irene Acquisition Company B.V., as Dutch Borrower, Gordon Brothers Finance Company, a Delaware corporation, as Administrative Agent and Collateral Agent, and the other parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Financing Agreement.

I, [], solely in my capacity as the [INSERT TITLE OF AUTHORIZED OFFICER] of the Parent, do hereby certify on behalf of the Parent and its Subsidiaries that as of the date hereof:

1.

I have reviewed the provisions of the Financing Agreement, and have made, or caused to be made under my supervision, a review of the condition and operations of the Parent and its Subsidiaries during the immediately preceding fiscal [month][quarter][year] ended as of [____________ ___], 20[___].

2.

The review described in Section 1 above did not disclose the existence during or at the end of such fiscal [month][quarter][year], and I have no knowledge of the occurrence and continuance on the date hereof, of any condition or event which constitutes a Default or Event of Default, except as set forth on Schedule I hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 2 listing, in details, the nature of the condition or event, the period during which it has existed and the action which the Parent or its Subsidiaries have taken, are taking, or propose to take with respect to such condition or event.

3.

At all times during the immediately preceding fiscal [month][quarter][year] ended as of [____________ ___], 20[___], the Loan Parties were in compliance with Section 7.03(a) of the Financing Agreement and as of the date hereof, Qualified Cash is $[___________].

4.

[Attached hereto as Schedule II are the calculations used in determining, as of the end of the immediately preceding fiscal [quarter][year], whether, for the four consecutive fiscal quarter period most recently ended, the Parent and its Subsidiaries are in compliance with the financial covenant set forth in Section 7.03(b) of the Financing Agreement for such fiscal [quarter][year]][3].

5.

[All Immaterial Subsidiaries on the date hereof comprise or contribute, as applicable, in the aggregate less than $250,000 of the Consolidated EBITDA of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended, and less than $250,000 of the revenues of the Parent and its Subsidiaries for the four consecutive fiscal quarter period most recently ended, and less than $250,000 of the consolidated assets

[3]	To be included in connection with delivery of quarterly and annual financial statements only.

of the Parent and its Subsidiaries as of the end of the four consecutive fiscal quarter period most recently ended.] [4]
6.

[Attached hereto as Schedule III is (a) a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed (provided, that the discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries included in an Form 10-Q or Form 10-K filed by the Parent shall be deemed to satisfy the requirements of this clause (a)) and (b) a discussion of the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.] [5]

7.

[Attached hereto as Schedule IV is a summary of all material insurance coverage maintained as of the date thereof by any Loan Party, together with such other related documents and information as the Administrative Agent may have reasonably required related thereto.] [6]

8.

[There have been no changes to the information contained in the Perfection Certificate delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to Section 7.01(a)(iv) of the Financing Agreement.][Attached hereto as Schedule V is an updated Perfection Certificate identifying any such changes to the information contained in the most recently delivered Perfection Certificate.] [7]

9.

[Attached hereto as Schedule VI is an updated list identifying and describing any Intellectual Property and Licenses (as defined in the Security Agreement) which are Material Contracts, including an indication of all such Intellectual Property and Licenses which are Material Contracts that have been acquired by the Parent or any of its Subsidiaries since the date of the most recent Compliance Certificate delivered pursuant to clause 7.01(a)(iv)(D) of the Financing Agreement.] [8]

10.

[Attached hereto as Schedule VII are accurate and complete reports (a) listing all Accounts of the Loan Parties as of the end of the most recently ended fiscal quarter, which include the amount and age of each such account, showing separately those which are more than 30, 60, 90 and 120 days old, and (b) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable.] [9]

11.	[Attached hereto as Schedule VIII are one or more statements of reconciliation for all prior financial statements in form and substance reasonably satisfactory to the Agents to account

[4]

  To be included in connection with delivery of quarterly and annual financial statements only. If the Parent cannot make this certification, please see Section 7.01(b)(iv) of the Financing Agreement for the requirement to deliver a written designation to the Administrative Agent that one or more of the Subsidiaries is no longer an Immaterial Subsidiary not later than 30 days after the date by which financial statements for such period are required to be delivered.

[5]	To be included in connection with delivery of quarterly and annual financial statements only.
[6]	To be included in connection with delivery of quarterly and annual financial statements only.
[7]	To be included in connection with delivery of quarterly and annual financial statements only.
[8]	To be included in connection with delivery of quarterly and annual financial statements only.
[9]	To be included in connection with delivery of quarterly and annual financial statements only.

for any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q) of the Financing Agreement.][10]
12.	[As of the date hereof, all Loan Parties have paid all amounts due and payable in respect of rent for all leased locations and no such amounts remain outstanding.] [11]

[Remainder of Page Intentionally Left Bank]

[10]

  To be included in connection with the delivery of monthly, quarterly and annual financial statements only if the consolidated financial statements of the Parent and its Subsidiaries will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to Sections 7.01(a)(i), (ii) and (iii) of the Financing Agreement had no such change in accounting principles and policies been made.

[11]

  To be included in connection with the delivery of monthly and quarterly financial statements only. If the Parent cannot make this certification, please provide a detailed list of all locations for which rent remains outstanding, including the amount of such unpaid rent for each location, as applicable.

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

CHEROKEE INC.

By:

Name:

Title:

[Signature Page to Compliance Certificate]

Schedule I

Defaults or Events of Default

Schedule II

Financial Covenant Compliance Calculations

Consolidated EBITDA12

1.	Consolidated Net Income;$

Plus, without duplication to the extent deducted in the calculation of Consolidated Net Income for the applicable period:

2.	Any Tax expense and any provision for Taxes, including in each case, federal state, provincial, foreign, unitary, franchise, excise, property, withholding and similar Taxes;$
3.	Consolidated Net Interest Expense:
A.	Gross interest expense for the applicable period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates);$

Minus:

B.	The sum of:
i.	Interest income for the applicable period; and$
ii.	Gains on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense);$

Plus:

C.	The sum of:
i.	Losses for the applicable period on Hedging Agreements (to the extent not included in gross interest expense); and$
ii.	All commissions, discounts and other fees and charges owed with respect to letters of credit;$
iii.	The upfront costs or fees for associated with Hedging Agreements (to the extent not included in gross interest expense);$

[12]	All values to be determined on a consolidated basis and in accordance with GAAP.

D.	Total (Item 3(A) minus Item 3(B) plus Item 3(C)):$
4.	Any loss from extraordinary items;$
5.	Any depreciation and amortization expense;$
6.	Any aggregate net loss on the Disposition of property (other than accounts and Inventory) outside the ordinary course of business;$
7.

Any other non-cash expenditure, charge or loss (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and Inventory), including without limitation, any stock-based compensation paid to any employees or directors;$

8.

Fees, costs and expenses (including attorneys’ fees and costs) paid or reimbursed to any Agent or Lender in connection with the Loan
Documents, including in connection with any amendments, waivers or modifications of the Loan Documents;$

9.	Any financing or closing expenses or charges related (as reasonably agreed to by the Agents) to the consummation of the Transactions or the Second Amendment Effective Date Transactions;[13]$
10.

Any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charges (less all fees and expenses related thereto) related to consolidation costs, restructuring costs, severance and relocation costs, retention, severance and systems establishment costs, not to exceed (a) solely with respect to the second fiscal quarter of 2019,
$5,500,000 and (b) otherwise, $750,000 in the aggregate for any such period (excluding any restructuring charges pursuant to subclause (a)
above), provided that with respect to each such charge, (x) such charge must have been incurred within 12 months from the related action or event and (y) the Parent shall have delivered to the Administrative Agent a certificate of an Authorized Officer specifying and quantifying such charge;$

11.

Costs and expenses incurred in such period to the extent actually reimbursed by third parties in such period pursuant to indemnification, contribution or other reimbursement obligations to the extent that such amounts so reimbursed are not otherwise already included in the calculation of Consolidated Net Income;$

[13]	Each such expense and/or charge to be listed and approved by the Agents.

12.

Charges, costs, fees and expenses paid in connection with any transaction
(or any transaction proposed and not consummated) permitted under the
Financing Agreement, including (1) the consummation of a Permitted
Acquisition (including, without limitation, any Indebtedness or equity issued to finance such acquisition), (2) the issuance or offering of any
Equity Interest and (3) the making of any other Permitted Investments, in each case (A) if such transaction is consummated, only to the extent such charges, costs, fees and expenses are included in the use of proceeds in connection with the consummation of such transaction and (B) for all such transactions that are not consummated, the aggregate amount of such charges, costs, fees and expenses shall not exceed $150,000 for any four-fiscal quarter period;$

13.	Non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations;$
14.

To the extent not otherwise included in the determination of
Consolidated Net Income for such period, proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not then received so long as the Parent in good faith expects the Parent and its Subsidiaries to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA at the end of such four fiscal quarter period));$

Minus, without duplication:

15.

The sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period, in each case, determined on a consolidated basis in accordance with GAAP:

A.	Any Tax credit for Taxes, including, in each case, federal, state, provincial, foreign, unitary, franchise, excise, property, withholding and similar Taxes;$
B.	Any gain from extraordinary items;$
C.	Any aggregate net gain from the Disposition of property (other than accounts and Inventory) outside the ordinary course of business;$
D.	Any other non-cash gain, including any reversal of a charge included in Item 7 above by reason of a decrease in the value of any Equity Interest; and$

E.	Non-cash exchange, translation, or performance gains relating to any hedging transactions or foreign currency fluctuations;$
F.	Total (Sum of Items 15(A) through 15(E):$

Total (Sum of Items 1, 2, 3(D) and 4 through 14, minus Item 15(F)):$

Minimum required per Section 7.03(a) of the Financing Agreement:$

In Compliance?[YES / NO]

[Schedule III

Discussion and Analysis of Financial Condition]

[Schedule IV

Insurance Coverage]

[Schedule V

Perfection Certificate]

[Schedule VI

Intellectual Property and Licenses]

[Schedule VII

Account Reports]

[Schedule VIII

Statements of Reconciliation]

Annex V

Updated Schedules

[See attached]

Schedule 1.01(A)

Lenders and Lenders’ Commitments

Tranche A Term Loan Commitments as of the Effective Date

Lender	Tranche A Term Loan Commitment	Pro Rata Share of Tranche A Term Loans
Gordon Brothers Finance Company, LLC	$7,500,000	75%
Gordon Brothers Brands, LLC	$2,500,000	25%
Total:	$10,000,000	100%

Tranche B Term Loan Commitments as of the Effective Date

Lender	Tranche B Term Loan Commitment	Pro Rata Share of Tranche B Term Loans
Gordon Brothers Finance Company, LLC	$22,500,000	75%
Gordon Brothers Brands, LLC	$7,500,000	25%
Total:	$30,000,000	100%

Tranche C Term Loan Commitments as of the Second Amendment Effective Date

Lender	Tranche C Term Loan Commitment	Pro Rata Share of Tranche C Term Loans
Gordon Brothers Finance Company, LLC	$0	0%
Gordon Brothers Brands, LLC	$750,000	100%
Total:	$750,000	100%

Tranche D Term Loan Commitments as of the Second Amendment Effective Date

Lender	Tranche D Term Loan Commitment	Pro Rata Share of Tranche D Term Loans
Gordon Brothers Finance Company, LLC	$0	0%
Gordon Brothers Brands, LLC	$4,500,000	100%
Total:	$4,500,000	100%

Schedule 6.01(e)

Capitalization; Subsidiaries

Parent	Equity Issuer	Percentage Ownership
Cherokee Inc. (Delaware)	SPELL C. LLC (Delaware)	100%
Cherokee Inc. (Delaware)	Cherokee Brands LLC (Delaware)	100%
Cherokee Inc. (Delaware)	Three-Sixty Vision LLC (Delaware)	100%
Cherokee Inc. (Delaware)	Hawk 900 Brands LLC (Delaware)	100%
Cherokee Inc. (Delaware)	EDCA LLC (Delaware)	100%
Cherokee Inc. (Delaware)	FFS Holdings, LLC (Delaware)	100%
Cherokee Inc. (Delaware)	CGB Canada Holdings ULC (Canada)	100%
Cherokee Inc. (Delaware)	Irene Acquisition Company B.V. (Netherlands)	100%
FFS Holdings, LLC (Delaware)	Flip Flop Shops Franchise Company, LLC (Delaware)	100%
Irene Acquisition Company B.V. (Netherlands)	Hi-Tec Sports International Holdings B.V. (Netherlands)	100%
Hi-Tec Sports International Holdings B.V. (Netherlands)	Hi-Tec Sports Public Limited Company (UK) Hi-Tec Sports France SA (France)	100% 100%
Hi-Tec Sports Public Limited Company (UK)	Hi-Tec Sports UK Limited (UK)	100%
Hi-Tec Sports Public Limited Company (UK)	Hi-Tec Sports USA, Inc. (California)	100%
Hi-Tec Sports Public Limited Company (UK)	Hi-Tec International Holdings B.V. (Netherlands)	100%
Hi-Tec Sports Public Limited Company (UK)	Hi-Tec Sports SA (PTY) Ltd. (South Africa)	100%
Hi-Tec Sports Public Limited Company (UK)	Hi-Tec Sports Mid-Europe SRO (Czech Republic)	100%
Hi-Tec Sports USA, Inc. (California)	Hi-Tec Sports Canada Ltd (Canada)	100%
Hi-Tec Sports USA, Inc. (California)	Hi-Tec Retail, Inc. (California)	100%
Hi-Tec International Holdings B.V. (Netherlands)	Hi-Tec Nederland B.V. (Netherlands)	100%
Hi-Tec International Holdings B.V. (Netherlands)	Hi-Tec Sports BV (Netherlands)	100%
Hi-Tec Nederland B.V. (Netherlands)	Hi-Tec Nederland B.V. Zweigniederlassung Deutschland (Germany)	100%

Warrants

1.	Warrant to Purchase Share of Common Stock in favor of Robert Galvin, dated as of August 11, 2017.
2.	Warrant to Purchase Share of Common Stock in favor of Cove Street Capital LLC, dated as of August 11, 2017.
3.	Warrant to Purchase Share of Common Stock in favor of Innocreative Capital, a California limited liability company, dated as of August 11, 2017.
4.	Warrant to Purchase Share of Common Stock in favor of Jess Ravich, dated as of August 11, 2017.
5.	Warrant to Purchase Share of Common Stock in favor of The Singer 2012 Family Trust, dated as of August 11, 2017.
6.	Common Stock Purchase Warrant in favor of Cove Street Capital LLC, dated as of December 7, 2017.
7.	Common Stock Purchase Warrant in favor of Jess Ravich, dated as of December 7, 2017.
8.	Common Stock Purchase Warrant in favor of Henry Stupp, dated as of December 7, 2017.
9.	Common Stock Purchase Warrant in favor of Gordon Brothers Finance Company, LLC, dated as August 3, 2018.
10.	Common Stock Purchase Warrant in favor of Gordon Brothers Brands, LLC, dated as of August 3, 2018.
11.	Common Stock Purchase Warrant in favor of Ravich Revocable Trust of 1989, dated as of August 3, 2018.
12.	Common Stock Purchase Warrant in favor of Cove Street Capital Small Cap Value Fund, a series of Managed Portfolio Series, dated as of August 3, 2018.
13.	Common Stock Purchase Warrant in favor of Square Deal Growth, LLC, an Oklahoma limited liability company, dated as of August 3, 2018.
14.	Common Stock Purchase Warrant in favor of Gordon Brothers Brands, LLC, dated as of the Second Amendment Effective Date.